SCHEDULE 14A

(RULE 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Solar Senior Capital Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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SOLAR SENIOR CAPITAL LTD.

500 Park Avenue

New York, New York 10022

(212) 993-1670

[            ], 2018

Dear Fellow Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Meeting”) of Solar Senior Capital Ltd. (the “Company”) to be held on [                    ], 2018 at 10:15 a.m., Eastern Time, at the offices of Eversheds Sutherland (US) LLP located at 1114 Avenue of the Americas, 40th Floor, New York, New York 10036.

The notice and accompanying proxy statement provide an outline of the business to be conducted at the Meeting. You will be asked to: (i) elect one director of the Company; (ii) approve a proposal to authorize the Company to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings, in each case subject to the approval of its board of directors and compliance with the conditions set forth in the proxy statement pertaining thereto (including, without limitation, that the number of shares issued does not exceed 25% of the Company’s then outstanding common stock immediately prior to each such offering); and (iii) approve of the Company immediately becoming subject to a minimum asset coverage ratio of at least 150%, permitting the Company to double its amount of debt incurrence earlier than the current effective date of August 2, 2019, pursuant to the Small Business Credit Availability Act. I will provide a presentation on the business and will also be available to respond to stockholders’ questions.

It is important that your shares be represented at the Meeting. If you are unable to attend the Meeting in person, I urge you to complete, date and sign the enclosed proxy card and promptly return it in the postage-paid, self-addressed envelope provided. If you prefer, you can save time by voting through the Internet or by telephone as described in the proxy statement and on the enclosed proxy card. Your vote and participation in the governance of the Company is very important to us.

Sincerely yours,

Michael S. Gross

Chairman, Chief Executive Officer and President

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on [                    ], 2018.

Our proxy statement and annual report on Form 10-K for the year ended December 31, 2017 are available on the Internet through our website at http://www.solarseniorcap.com/SEC-Filings.

The following information applicable to the Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the meeting and voting in person.

SOLAR SENIOR CAPITAL LTD.

500 Park Avenue

New York, New York 10022

(212) 993-1670

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2018

To the Stockholders of Solar Senior Capital Ltd.:

The 2018 Annual Meeting of Stockholders (the “Meeting”) of Solar Senior Capital Ltd. (the “Company”) will be held at the offices of Eversheds Sutherland (US) LLP located at 1114 Avenue of the Americas, 40th Floor, New York, New York 10036 on [                    ], 2018 at 10:15 a.m., Eastern Time, for the following purposes:

1. To elect one director of the Company, who will serve for a term of three years, or until his successor is duly elected and qualified;

2. To approve a proposal to authorize the Company to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings, in each case subject to the approval of its board of directors and compliance with the conditions set forth in the proxy statement pertaining thereto (including, without limitation, that the number of shares issued does not exceed 25% of the Company’s then outstanding common stock immediately prior to each such offering);

3. To approve of the Company immediately becoming subject to a minimum asset coverage ratio of at least 150%, permitting the Company to double its amount of debt incurrence earlier than the current effective date of August 2, 2019, pursuant to the Small Business Credit Availability Act; and

4. To transact such other business as may properly come before the meeting.

You have the right to receive notice of, and to vote at, the Meeting if you were a stockholder of record at the close of business on August 16, 2018. If you are unable to attend, please sign the enclosed proxy card and return it promptly in the self-addressed envelope provided or vote by telephone or through the Internet. Please refer to the voting instructions provided on your proxy card. In the event there are not sufficient votes for a quorum or to approve the proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors,

Richard L. Peteka

Corporate Secretary

New York, New York

[            ], 2018

This is an important Meeting. To ensure proper representation at the Meeting, please complete, sign, date and return the proxy card in the enclosed, postage-paid, self-addressed envelope or vote by telephone or through the Internet. Even if you vote your shares prior to the Meeting, you still may attend the Meeting and vote your shares in person if you wish to change your vote.

SOLAR SENIOR CAPITAL LTD.

500 Park Avenue

New York, New York 10022

(212) 993-1670

PROXY STATEMENT

2018 Annual Meeting of Stockholders

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Solar Senior Capital Ltd. (“Solar Senior Capital,” the “Company,” “we,” “us” or “our”) for use at the Company’s 2018 Annual Meeting of Stockholders (the “Meeting”) to be held on [                    ], 2018 at 10:15 a.m., Eastern Time, at the offices of Eversheds Sutherland (US) LLP located at 1114 Avenue of the Americas, 40th Floor, New York, New York 10036 and at any postponements or adjournments thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report for the fiscal year ended December 31, 2017, are first being sent to stockholders on or about [            ], 2018.

We encourage you to vote your shares, either by voting in person at the Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card or vote by telephone or through the Internet, and the Company receives it in time for voting at the Meeting, the persons named as proxies will vote your shares in the manner that you specify. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominee as a director and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.

If you are a “stockholder of record” (i.e., you hold shares directly in your name), you may revoke a proxy at any time before it is exercised by notifying the proxy tabulator, Broadridge Financial Solutions, Inc. (“Broadridge”), in writing, by submitting a properly executed, later-dated proxy, or by voting in person at the Meeting. Please send your notification to Solar Senior Capital Ltd., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. Any stockholder of record attending the Meeting may vote in person whether or not he or she has previously voted his or her shares. If your shares are held for your account by a broker, bank or other institution or nominee (“Broker Shares”), you may vote such shares at the Meeting only if you obtain proper written authority from your institution or nominee and present it at the Meeting. All of our directors are encouraged to attend the Meeting. Stockholders have no dissenters’ or appraisal rights in connection with any of the proposals described herein.

Stockholders of record may also vote either via the Internet or by telephone. Specific instructions to be followed by stockholders of record interested in voting via the Internet or the telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Purpose of Meeting

At the Meeting, you will be asked to vote on the following proposals:

1. To elect one director of the Company, who will serve for a term of three years, or until his successor is duly elected and qualified;

2. To approve a proposal to authorize the Company to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings, in each case subject to the approval of its board of directors and compliance with the conditions set forth in the proxy statement (including, without limitation, that the number of shares issued does not exceed 25% of the Company’s then outstanding common stock immediately prior to each such offering);

3. To approve of the Company immediately becoming subject to a minimum asset coverage ratio of at least 150%, permitting the Company to double its amount of debt incurrence earlier than the current effective date of August 2, 2019, pursuant to the Small Business Credit Availability Act (the “Asset Coverage Ratio Proposal”); and

4. To transact such other business as may properly come before the meeting.

Voting Securities

You may vote your shares, in person or by proxy, at the Meeting only if you were a stockholder of record at the close of business on August 16, 2018 (the “Record Date”). There were [            ] shares of the Company’s common stock outstanding on the Record Date. Each share of the common stock is entitled to one vote.

Quorum Required

A quorum must be present at the Meeting for any business to be conducted. The presence at the Meeting, in person or by proxy, of the holders entitled to cast a majority of the shares of common stock of the Company entitled to be cast on the record date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Broker shares for which the nominee has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on certain proposals (which are considered “Broker Non-Votes” with respect to such proposals) will be treated as shares present for quorum purposes. If a quorum is not present at the Meeting, the Chairman of the board of directors may adjourn the Meeting to permit further solicitation of proxies

Vote Required

Election of Director. The election of a director requires the affirmative vote of a plurality of the votes cast at the Meeting in person or by proxy. Stockholders may not cumulate their votes. If you vote “Withhold Authority” with respect to a nominee, your shares will not be voted with respect to the person indicated. Because directors are elected by plurality of the votes, and there are not more candidates seeking election than there are seats on the board of directors up for election at the Meeting, if the nominee receives at least one “FOR” vote, then it is expected that the nominee will be elected to the board of directors. Abstentions and Broker Non-Votes will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

Approval of a Proposal to Authorize the Company to Sell Shares of its Common Stock at a Price or Prices Below the Company’s then Current Net Asset Value Per Share in One or More Offerings, in Each Case Subject to the Approval of its Board of Directors and Compliance with the Conditions Set Forth in the Proxy Statement (Including, Without Limitation, that the Number of Shares Issued Does Not Exceed 25% of the Company’s then Outstanding Common Stock Immediately Prior to Each Such Offering). The affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the Meeting; and (2) a majority of the outstanding shares of common stock entitled to vote at the Meeting that are not held by affiliated persons of the Company is required to approve this proposal. For purposes of this proposal, the Investment Company Act of 1940, as amended (the “1940 Act”), defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at the Meeting if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (2) 50% of the outstanding voting securities of the Company, whichever is the less. Abstentions and Broker Non-Votes will have the effect of a vote against this proposal.

Approval of the Asset Coverage Ratio Proposal. The affirmative vote of a majority of the votes cast on the proposal at the Meeting, in person or by proxy, is required to approve this proposal. Abstentions and Broker Non-Votes will not be included in determining the number of votes cast on the proposal and, as a result, will have no effect on this proposal.

Additional Solicitation. If there are not enough votes to approve any proposals at the Meeting, the stockholders who are represented may adjourn the Meeting to permit the further solicitation of proxies. The persons named as proxies will vote for such adjournment, unless such proxies are marked to be voted against any proposal for which an adjournment is sought, in order to permit the further solicitation of proxies.

Also, a stockholder vote may be taken on one or more of the proposals in this Proxy Statement prior to any such adjournment if there are sufficient votes for approval of such proposal(s).

Information Regarding This Solicitation

Our board of directors is making this proxy solicitation and the Company will bear the expense of the solicitation of proxies for the Meeting, including the cost of preparing, printing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, and proxy card. If brokers, trustees, or fiduciaries and other institutions or the nominee holding shares in his name, or in the name of the nominee, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners, we will reimburse such persons for their reasonable expenses in so doing. In addition, we will indemnify them against any losses arising out of that firm’s proxy soliciting services on our behalf.

In addition to the solicitation of proxies by the use of the mail, proxies may be solicited in person and/or by telephone or facsimile transmission by directors, officers or employees of the Company and/or officers or employees of Solar Capital Partners, LLC (“Solar Capital Partners”), the Company’s investment adviser. Solar Capital Partners and Solar Capital Management, LLC (“Solar Capital Management”), the Company’s administrator, are both located at 500 Park Avenue, New York, New York 10022. No additional compensation will be paid to directors, officers or regular employees of the Company or Solar Capital Partners for such services. The Company has also retained Morrow Sodali, LLC, 470 West Ave, Stamford, CT 06902, to assist in the solicitation of proxies for the Meeting for a fee of approximately $10,000, plus reimbursement of certain out of pocket expenses.

Stockholders may also provide their voting instructions by telephone or through the Internet. These options require stockholders to input the Control Number, which is located on each proxy card. After inputting this number, stockholders will be prompted to provide their voting instructions. Stockholders will have an opportunity to review their voting instructions and make any necessary changes before submitting their voting instructions and terminating their telephone call or Internet link. Stockholders who vote via the Internet, in addition to confirming their voting instructions prior to submission, will also receive an e-mail confirming their instructions upon request.

If a stockholder wishes to participate in the Meeting, but does not wish to give a proxy by telephone or electronically, the stockholder may still submit the proxy card originally sent with this Proxy Statement or attend the Meeting in person.

Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing and signed by the stockholder in the same manner as the proxy being revoked and delivered to the Company’s proxy tabulator.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, the beneficial ownership of each current director, the nominee for director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and the executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of our shares of common stock is based upon reports filed by such persons with the SEC and other information obtained from such persons, if available.

Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power and has the same address as the Company. Our address is 500 Park Avenue, New York, New York 10022.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)	Percentage of Class(2)
Interested Directors
Michael S. Gross(3)(4)	868,186	[	]%
Bruce Spohler(3)	539,017	[	]%
Independent Directors
Steven Hochberg	20,000	[	]
Leonard A. Potter	6,250	[	]
David S. Wachter	8,258	[	]
Executive Officers
Richard L. Peteka	6,250	[	]
Guy Talarico	—	—
All executive officers and directors as a group (7 persons)	912,944	[	]%
John W. Jordan II(5)	981,427	[	]%

*	Represents less than one percent.
(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Assumes no other purchases or sales of our common stock since the most recently available SEC filings. This assumption has been made under the rules and regulations of the SEC and does not reflect any knowledge that we have with respect to the present intent of the beneficial owners of our common stock listed in this table.

(2)	Based on a total of [ ] shares of the Company’s common stock issued and outstanding on the Record Date.
(3)

Includes 455,500 shares held by Solar Senior Capital Investors, LLC and 100 shares held by Solar Capital Management, LLC, a portion of both of which may be deemed to be indirectly beneficially owned by Michael S. Gross and by Bruce Spohler by virtue of their collective ownership interests therein. Also includes 79,417 shares held by Solar Capital Partners Employee Stock Plan LLC, which is controlled by Solar Capital Partners, LLC. Mr. Gross and Mr. Spohler may be deemed to indirectly beneficially own a portion of the shares held by Solar Capital Partners Employee Stock Plan LLC by virtue of their collective ownership interest in Solar Capital Partners, LLC. Each of Mr. Gross and Mr. Spohler disclaim beneficial ownership of any shares of our common stock directly held by Solar Capital Partners Employee Stock Plan LLC, Solar Senior Capital Investors, LLC or Solar Capital Management, LLC, except to the extent of their respective pecuniary interest therein.

(4)

Includes (i) 4,844 shares directly held by Michael S. Gross’ profit sharing plan (the “Profit Sharing Plan”), which may be deemed to be directly beneficially owned by Mr. Gross as the sole participant in the Profit Sharing Plan, and (ii) 96,717 shares directly held by a grantor retained annuity trust (“GRAT”) setup by and for Michael S. Gross. As the sole trustee of the GRAT, Mr. Gross may be deemed to directly beneficially own all of the shares held by the GRAT.

(5)

Based on information contained in Schedule 13G filed on March 28, 2018 by John W. Jordan II. Includes 856,726 shares held by The John W. Jordan II Revocable Trust, a trust formed under the laws of Illinois (the “JWJ Trust”) and 124,701 shares held by The GSJ 2003 Trust. Mr. Jordan is the trustee of the JWJ Trust and the GSJ 2003 Trust and may be deemed to have voting and dispositive power with respect to the shares of our common stock held by these trusts. The address for Mr. Jordan is 875 North Michigan Avenue, Suite 4020, Chicago, Illinois 60611.

Set forth below is the dollar range of equity securities beneficially owned by each of our directors as of the Record Date. We are not part of a “family of investment companies,” as that term is defined in the 1940 Act.

Name of Director	Dollar Range of Equity Securities Beneficially Owned(1)(2)
Interested Directors
Michael S. Gross	Over $	100,000
Bruce Spohler	Over $	100,000
Independent Directors
Steven Hochberg	Over $	100,000
Leonard A. Potter	Over $	100,000
David S. Wachter	Over $	100,000

(1)	The dollar ranges are: None, $1-$10,000, $10,001-$50,000, $50,001-$100,000, or Over $100,000.
(2)

The dollar range of equity securities beneficially owned in us is based on the closing price for our common stock of $[            ] on the Record Date on the NASDAQ Global Select Market. Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.

PROPOSAL I: ELECTION OF DIRECTOR

Pursuant to the Company’s charter and bylaws, the board of directors is divided into three classes. Directors are elected for a staggered term of three years each, with a term of office of one of the three classes of directors expiring each year. Each director will hold office for the term to which he is elected or until his successor is duly elected and qualified.

Mr. David S. Wachter has been nominated for election for a three-year-term expiring in 2021. If elected, Mr. Wachter will continue to serve on the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. Mr. Wachter is not being proposed for election pursuant to any agreement or understanding between Mr. Wachter and the Company or any other person or entity.

A stockholder can vote for or withhold his or her vote from the nominee. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy “FOR” the election of the nominee named below. If the nominee should decline or be unable to serve as a director, it is intended that the proxy will vote for the election of such person as is nominated by the board of directors as a replacement. The board of directors has no reason to believe that the person named below will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEE NAMED IN THIS PROXY STATEMENT.

Information about the Nominee and Directors

As described below under “Committees of the Board of Directors—Nominating and Corporate Governance Committee,” the board of directors has identified certain desired attributes for director nominees. Each of our directors and the director nominee has demonstrated high character and integrity, superior credentials and recognition in his respective field and the relevant expertise and experience upon which to be able to offer advice and guidance to our management. Each of our directors and the director nominee also has sufficient time available to devote to the affairs of the Company, is able to work with the other members of the board of directors and contribute to the success of the Company and can represent the long-term interests of the Company’s stockholders as a whole. Our directors and the director nominee have been selected such that the board of directors represents a range of backgrounds and experiences.

Certain information, as of the Record Date, with respect to the director nominee for election at the Meeting, as well as each of the current directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person holds, the year in which each person became a director of the Company, and a discussion of their particular experience, qualifications, attributes or skills that lead us to conclude, as of the Record Date, that such individual should serve as a director of the Company, in light of the Company’s business and structure. There were no legal proceedings of the type described in Item 401(f)(7) and (8) of Regulation S-K in the past 10 years against any of the directors, director nominee, or officers of the Company and none are currently pending.

Nominee for Director

Mr. Wachter is not an “interested person” of the Company as defined in the 1940 Act.

Nominee for Class I Director—Term Expiring 2021

Name, Address and Age(1)	Position(s) Held with Company	Terms of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Other Directorships Held by Director or Nominee for Director During Past 5 Years(2)
Independent Director

David S. Wachter, 54	Director	Class I Director since 2011; Term expires 2018.	Founding Partner, Managing Director and President of W Capital Partners, a private equity fund manager, since 2001.	Director of Solar Capital Ltd. since 2007 and of several private companies.

Mr. Wachter’s extensive knowledge of private equity and investment banking provides the board of directors with the valuable insight of an experienced financial manager.

Current Directors

Mr. Gross is an “interested person” of the Company as defined in the 1940 Act due to his position as the Chief Executive Officer and President of the Company and a managing member of Solar Capital Partners, the Company’s investment adviser. Mr. Spohler is an “interested person” of the Company as defined in the 1940 Act due to his position as the Chief Operating Officer of the Company and a managing member of Solar Capital Partners, the Company’s investment adviser. Each of Mr. Hochberg and Mr. Potter is not an “interested person” of the Company as defined in the 1940 Act.

Class II Directors—Term Expiring 2019

Name, Address and Age(1)	Position(s) Held with Company	Terms of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Other Directorships Held by Director or Nominee for Director During Past 5 Years(2)
Interested Director

Bruce Spohler, 57	Director; Chief Operating Officer.	Class II Director since 2010; Term expires 2019.	Chief Operating Officer of Solar Senior Capital Ltd. since 2010 and of Solar Capital Ltd. since 2007; previously, Managing Director and a former Co- Head of U.S. Leveraged Finance for CIBC World Markets.	Director of Solar Capital Ltd. since 2009.

Mr. Spohler’s depth of experience in managerial positions in investment management, leveraged finance and financial services, as well as his intimate knowledge of the Company’s business and operations, gives the board of directors valuable industry-specific knowledge and expertise on these and other matters.

Name, Address and Age(1)	Position(s) Held with Company	Terms of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Other Directorships Held by Director or Nominee for Director During Past 5 Years(2)
Independent Director

Steven Hochberg, 56	Director	Class II Director since 2011; Term expires 2019.	Partner at Deerfield Management, a healthcare investment firm, since 2013. Co-founder and manager of Ascent Biomedical Ventures, a venture capital firm focused on early stage investment and development of biomedical companies, since 2004.	Partner at Deerfield Management, a healthcare investment firm, since 2013. Co-founder and manager of Ascent Biomedical Ventures, a venture capital firm focused on early stage investment and development of biomedical companies, since 2004. Director of Solar Capital Ltd. since 2007. Since 2011, Mr. Hochberg had been the Chairman of the Board of Continuum Health Partners until its merger with Mount Sinai in 2013, where he is the Senior Vice Chairman of the Mount Sinai Health System, a non-profit healthcare integrated delivery system in New York City. Director of DFB Healthcare Acquisitions Corp., a newly organized special purchase acquisition company. Director of the Cardiovascular Research Foundation, an organization focused on advancing new technologies and education in the field of cardiovascular medicine.

Mr. Hochberg’s varied experience in investing in medical technology companies provides the board of directors with particular knowledge of this field, and his role as chairman of other companies’ board of directors brings the perspective of a knowledgeable corporate leader.

Class III Directors—Term Expiring 2020

Name, Address and Age(1)	Position(s) Held with Company	Terms of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Other Directorships Held by Director or Nominee for Director During Past 5 Years(2)
Interested Director

Michael S. Gross, 56	Chairman of the Board of Directors, Chief Executive Officer and President.	Class III Director since 2010; Term expires 2020.	Chairman of the Board of Directors, Chief Executive Officer and President of Solar Senior Capital Ltd. since 2010 and of Solar Capital Ltd. since 2007; President and Chief Executive Officer of Apollo Investment Corporation from 2004 to 2006.	Chairman of the Board of Directors, Chief Executive Officer and President of Solar Capital Ltd. since 2007; Chairman of the Board of Directors of Global Ship Lease Inc.; Director of Saks, Inc. (1992-2013) and Jarden Corporation (2007-2016); Chairman of the Board of Mt. Sinai Children’s Center Foundation; Director of New York Road Runners; Member of the Kellogg Global Advisory Board; and Member of the Ross School Advisory Board at the University of Michigan.

Mr. Gross’ intimate knowledge of the business and operations of Solar Capital Partners, extensive familiarity with the financial industry and the investment management process in particular, and experience as a director of other public and private companies gives the board of directors valuable insight and positions him well to continue to serve as the Chairman of our board of directors.

Name, Address and Age(1)	Position(s) Held with Company	Terms of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Other Directorships Held by Director or Nominee for Director During Past 5 Years(2)
Independent Director

Leonard A. Potter, 56	Director	Class III Director since 2011; Term expires 2020.	President and Chief Investment Officer of Wildcat Capital Management LLC since 2011; Chief Executive Officer of Infinity Q Capital Management, LLC since 2014; Chief Investment Officer of Salt Creek Hospitality from 2009 to 2011; Managing Director of Soros Private Equity at Soros Fund Management LLC from 2002 to 2009.	Director of Solar Capital Ltd. since 2009, Hilton Grand Vacations Inc. since 2017, GSV Capital Corp. since 2011, Crumbs Bake Shop, Inc. from 2009 to 2014, and several private companies.

Mr. Potter’s experience practicing as a corporate lawyer provides valuable insight to the board of directors on regulatory and risk management issues. In addition, his tenure in private equity and other investments and service as a director of both public and private companies provide industry-specific knowledge and expertise to the board of directors.

(1)	The business address of the director nominee and other directors is c/o Solar Senior Capital Ltd., 500 Park Avenue, New York, New York 10022.
(2)

All of the Company’s directors also serve as directors of Solar Capital Ltd., which is a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) and for which Solar Capital Partners serves as investment adviser. Mr. Potter also serves as a director of GSV Capital Corp., which is a closed-end management investment company that has elected to be regulated as a BDC.

Information about Executive Officers Who Are Not Directors

The following information, as of the Record Date, pertains to our executive officers who are not directors of the Company.

Name, Address, and Age(1)	Position(s) Held with Company	Principal Occupation(s) During Past 5 Years
Richard L. Peteka, 57	Chief Financial Officer, Treasurer and Secretary	Chief Financial Officer, Treasurer and Secretary of the Company and of Solar Capital Ltd. since May 2012. Mr. Peteka joined the Company from Apollo Investment Corporation, a publicly-traded business development company, where he served from 2004 to 2012 as the Chief Financial Officer and Treasurer.

Guy Talarico, 62	Chief Compliance Officer	Chief Compliance Officer of Solar Capital Ltd. since 2009, Solar Senior Capital Ltd. since 2011, and Solar Capital Partners, LLC since February 2016 – all affiliated entities; and Chief Executive Officer of Alaric Compliance Services, LLC (successor to EOS Compliance Services LLC) since December 2005. In conjunction with this primary occupation, Mr. Talarico has served and continues to serve as Chief Compliance Officer for other business development companies, funds, and/or investment advisers who are not affiliated with the Solar Capital entities.

(1)	The business address of the executive officers is c/o Solar Senior Capital Ltd., 500 Park Avenue, New York, New York 10022.

Director Independence

In accordance with rules of the NASDAQ Stock Market, our board of directors annually determines each director’s independence. We do not consider a director independent unless the board of directors has determined that he has no material relationship with us. We monitor the relationships of our directors and officers through a questionnaire each director completes no less frequently than annually and updates periodically as information provided in the most recent questionnaire changes.

Our governance guidelines require any director who has previously been determined to be independent to inform the Chairman of the board of directors, the Chairman of the Nominating and Corporate Governance Committee and our Corporate Secretary of any change in circumstance that may cause his status as an independent director to change. The board of directors limits membership on the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee to independent directors.

In order to evaluate the materiality of any such relationship, the board of directors uses the definition of director independence set forth in the rules promulgated by the NASDAQ Stock Market. Rule 5605(a)(2) provides that a director of a BDC, shall be considered to be independent if he or she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act.

The board of directors has determined that each of the directors is independent and has no relationship with us, except as a director and stockholder, with the exception of Michael S. Gross, as a result of his positions as the Chief Executive Officer and President of the Company and a managing member of Solar Capital Partners, and Bruce Spohler, as a result of his position as Chief Operating Officer of the Company and a managing member of Solar Capital Partners.

Board Leadership Structure

Our board of directors monitors and performs an oversight role with respect to the business and affairs of Solar Senior Capital, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of service providers to Solar Senior Capital. Among other things, our board of directors approves the appointment of Solar Capital Partners, our investment adviser, and officers, reviews and monitors the services and activities performed by Solar Capital Partners and executive officers and approves the engagement, and reviews the performance of, our independent public accounting firm.

Under Solar Senior Capital’s bylaws, our board of directors may designate a chairman to preside over the meetings of the board of directors and meetings of the stockholders and to perform such other duties as may be assigned to him by the board of directors. We do not have a fixed policy as to whether the chairman of the board of directors should be an independent director and believe that we should maintain the flexibility to select the chairman and reorganize the leadership structure, from time to time, based on the criteria that is in the best interests of Solar Senior Capital and its stockholders at such times.

Presently, Mr. Gross serves as the Chairman of our board of directors. Mr. Gross is an “interested person” of Solar Senior Capital as defined in Section 2(a)(19) of the 1940 Act because he is the President and Chief Executive Officer of Solar Senior Capital, serves on the investment committee of Solar Capital Partners and is a managing member of Solar Capital Partners. We believe that Mr. Gross’ history with Solar Senior Capital, familiarity with its investment platform, and extensive knowledge of the financial services industry and the investment valuation process in particular qualify him to serve as the Chairman of our board of directors. We believe that Solar Senior Capital is best served through this existing leadership structure, as Mr. Gross’ relationship with Solar Senior Capital Partners provides an effective bridge and encourages an open dialogue between management and the board of directors, ensuring that both groups act with a common purpose.

Our board of directors does not currently have a designated lead independent director. We are aware of the potential conflicts that may arise when a non-independent director is chairman of the board of directors, but believe these potential conflicts are offset by our strong corporate governance policies. Our corporate governance policies include regular meetings of the independent directors in executive session without the presence of interested directors and management, the establishment of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee, which are comprised solely of independent directors and the appointment of a chief compliance officer, with whom the independent directors meet regularly without the presence of interested directors and other members of management, for administering our compliance policies and procedures.

We recognize that different board leadership structures are appropriate for companies in different situations. We re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet Solar Senior Capital’s needs.

Board’s Role in Risk Oversight

Our board of directors performs its risk oversight function primarily through (a) its three standing committees, which report to the entire board of directors and are comprised solely of independent directors, and (b) active monitoring of our Chief Compliance Officer and our compliance policies and procedures.

As described below in more detail under “Committees of the Board of Directors,” the audit committee, the nominating and corporate governance committee and the compensation committee assist the board of directors in fulfilling its risk oversight responsibilities. The audit committee’s risk oversight responsibilities include overseeing Solar Senior Capital’s accounting and financial reporting processes, Solar Senior Capital’s systems of internal controls regarding finance and accounting, and audits of Solar Senior Capital’s financial statements. The nominating and corporate governance committee’s risk oversight responsibilities include selecting, researching and nominating directors for election by our stockholders, developing and recommending to the board of directors a set of corporate governance principles and overseeing the evaluation of the board of directors and our management. The compensation committee’s risk oversight responsibilities include reviewing and recommending to our board of directors for approval the First Amended and Restated Investment Advisory and Management Agreement (the “Advisory Agreement”), between the Company and Solar Capital Partners and the Amended and Restated Administration Agreement (the “Administration Agreement”), between the Company and the Solar Capital Management, and, to the extent that we compensate our executive officers directly in the future, reviewing and evaluating the compensation of our executive officers and making recommendations to the board of directors regarding such compensation.

Our board of directors also performs its risk oversight responsibilities with the assistance of the Chief Compliance Officer. The board of directors annually reviews a written report from the Chief Compliance Officer discussing the adequacy and effectiveness of the compliance policies and procedures of Solar Senior Capital and its service providers. The Chief Compliance Officer’s annual report addresses at a minimum (a) the operation of the compliance policies and procedures of Solar Senior Capital and its service providers since the last report; (b) any material changes to such policies and procedures since the last report; (c) any recommendations for material changes to such policies and procedures as a result of the Chief Compliance Officer’s annual review; and (d) any compliance matter that has occurred since the date of the last report about which the board of directors would reasonably need to know to oversee our compliance activities and risks. In addition, the Chief Compliance Officer meets separately in executive session with the independent directors at least once each year.

We believe that our board’s role in risk oversight is effective and appropriate given the extensive regulation to which we are already subject as a BDC. As a BDC, we are required to comply with certain regulatory requirements that control the levels of risk in our business and operations. For example, our ability to incur indebtedness is limited such that our asset coverage must equal at least 200%, or 150% effective August 2, 2019 (unless the Company’s stockholders approve the Asset Coverage Ratio Proposal at the Meeting, in which case it will be effective as of the first day after the Meeting), immediately after each time we incur indebtedness, we generally cannot invest in assets that are not “qualifying assets” unless at least 70% of our total assets consist of “qualifying assets” immediately prior to such investment, and we are not generally permitted to invest, subject to certain exceptions, in any portfolio company in which one of our affiliates currently has an investment.

We recognize that different board of directors’ roles in risk oversight are appropriate for companies in different situations. We re-examine the manners in which the board of directors administers its oversight function on an ongoing basis to ensure that they continue to meet Solar Senior Capital’s needs.

Committees of the Board of Directors

An Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee have been established by our board of directors. During 2017, our board of directors held five Board of Directors meetings, five Audit Committee meetings, two Nominating and Corporate Governance Committee meetings and one Compensation Committee meeting. During 2017, all directors attended at least 75% of the aggregate number of meetings of the board of directors and of the respective committees on which they serve. We require each director to make a diligent effort to attend all board of director and committee meetings as well as encourage attendance at each annual meeting of our stockholders. Two of our directors attended the 2017 annual meeting of stockholders in person.

Audit Committee. The Audit Committee operates pursuant to a charter approved by our board of directors, a copy of which is available on our website at http://www.solarseniorcap.com. The charter sets forth the responsibilities of the Audit Committee. The Audit Committee’s responsibilities include selecting the independent registered public accounting firm for the Company, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of the Company’s financial statements, pre-approving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing the Company’s annual financial statements and periodic filings and receiving the Company’s audit reports and financial statements. The Audit Committee also establishes guidelines and makes recommendations to our board of directors regarding the valuation of our investments. The Audit Committee is responsible for aiding our board of directors in determining the fair value of debt and equity securities that are not publicly traded or for which current market values are not readily available. The Board of Directors and Audit Committee utilize the services of nationally recognized third-party valuation firms to help determine the fair value of these securities. The Audit Committee is currently composed of Messrs. Hochberg, Wachter and Potter, all of whom are considered independent under the rules of the NASDAQ Stock Market and are not “interested persons” of the Company as that term is defined in Section 2(a)(19) of the 1940 Act. Mr. Hochberg serves as Chairman of the Audit Committee. Our board of directors has determined that Mr. Hochberg is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. Mr. Hochberg meets the current independence and experience requirements of Rule 10A-3 of the Exchange Act.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates pursuant to a charter approved by our board of directors, a copy of which is available on our website at http://www.solarseniorcap.com. The members of the Nominating and Corporate Governance Committee are Messrs. Hochberg, Wachter and Potter, all of whom are considered independent under the rules of the NASDAQ Stock Market and are not “interested persons” of the Company as that term is defined in Section 2(a)(19) of the 1940 Act. Mr. Wachter serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for selecting, researching and nominating directors for election by our stockholders, selecting nominees to fill vacancies on the board of directors or a committee thereof, developing and recommending to the board of directors a set of corporate governance principles and overseeing the evaluation of the board of directors and our management. The Nominating and Corporate Governance Committee currently does not consider nominees recommended by our stockholders.

The Nominating and Corporate Governance committee seeks candidates who possess the background, skills and expertise to make a significant contribution to the board of directors, the Company and its stockholders. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee takes into account, in addition to such other factors as it deems relevant, the desirability of selecting directors who:

•	are of high character and integrity;

•	are accomplished in their respective fields, with superior credentials and recognition;

•	have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to the affairs of the Company;

•	are able to work with the other members of the board of directors and contribute to the success of the Company;

•	can represent the long-term interests of the Company’s stockholders as a whole; and

•	are selected such that the board of directors represents a range of backgrounds and experiences.

The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Nominating and Corporate Governance Committee considers and discusses diversity, among other factors, with a view toward the needs of the board of directors as a whole. The Nominating and Corporate Governance Committee generally conceptualizes diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to the board of directors, when identifying and recommending director nominees. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Nominating and Corporate Governance Committee’s goal of creating a board of directors that best serves the needs of Solar Senior Capital and the interest of its stockholders.

Compensation Committee. The Compensation Committee operates pursuant to a charter approved by our board of directors, a copy of which is available on our website at http://www.solarseniorcap.com. The charter sets forth the responsibilities of the Compensation Committee. The Compensation Committee is responsible for reviewing and recommending for approval to our board of directors the Advisory Agreement and the Administration Agreement. In addition, although we do not directly compensate our executive officers currently, to the extent that we do so in the future, the Compensation Committee would also be responsible for reviewing and evaluating their compensation and making recommendations to the board of directors regarding their compensation. Lastly, the compensation committee would produce a report on our executive compensation practices and policies for inclusion in our proxy statement if required by applicable proxy rules and regulations and, if applicable, make recommendations to the board of directors on matters related to compensation generally. The Compensation Committee has the authority to engage compensation consultants and to delegate their duties and responsibilities to a member or to a subcommittee of the Compensation Committee. The members of the Compensation Committee are Messrs. Hochberg, Wachter and Potter, all of whom are considered independent under the rules of the NASDAQ Stock Market and are not “interested persons” of the Company as that term is defined in Section 2(a)(19) of the 1940 Act. Mr. Potter serves as Chairman of the Compensation Committee.

Communication with the Board of Directors

Stockholders with questions about the Company are encouraged to contact the Company’s investor relations department. However, if stockholders believe that their questions have not been addressed, they may communicate with the Company’s board of directors by sending their communications to Solar Senior Capital Ltd., c/o Richard L. Peteka, Corporate Secretary, 500 Park Avenue, New York, New York 10022. All stockholder communications received in this manner will be delivered to one or more members of the board of directors.

Code of Ethics

The Company has adopted a code of ethics that applies to, among others, its senior officers, including its Chief Executive Officer and its Chief Financial Officer, as well as every officer, director and employee of the Company. The Company’s code of ethics can be accessed via its website at http://www.solarseniorcap.com. The Company intends to disclose amendments to or waivers from a required provision of the code of ethics on Form 8-K.

Compensation of Directors

The following table sets forth compensation of the Company’s directors, for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Interested Directors
Michael S. Gross	—	—	—	—
Bruce Spohler	—	—	—	—
Independent Directors
Steven Hochberg	$64,000	—	—	$64,000
David S. Wachter	$61,500	—	—	$61,500
Leonard A. Potter	$60,000	—	—	$60,000

(1)	For a discussion of the independent directors’ compensation, see below.
(2)

We do not maintain a stock or option plan, non-equity incentive plan or pension plan for our directors. However, our independent directors have the option to receive all or a portion of the directors’ fees to which they would otherwise be entitled in the form of shares of our common stock issued at a price per share equal to the greater of our then current net asset value per share or the market price at the time of payment. No shares were issued to any of our independent directors in lieu of cash during 2017.

Our independent directors’ annual fee is $50,000. The independent directors also receive $1,250 ($500 if participating telephonically) plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each board meeting and $500 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with each committee meeting attended. In addition, the Chairman of the Audit Committee receives an annual fee of $3,750, the Chairman of the Nominating and Corporate Governance Committee receives an annual fee of $1,250 and the Chairman of the Compensation Committee receives an annual fee of $1,250. Further, we purchase directors’ and officers’ liability insurance on behalf of our directors and officers. In addition, no compensation was paid to directors who are interested persons of the Company as defined in the 1940 Act.

Compensation of Executive Officers

None of our officers receives direct compensation from the Company. As a result, we do not engage any compensation consultants. Mr. Gross, our Chief Executive Officer and President, and Mr. Spohler, our Chief Operating Officer, through their ownership interest in Solar Capital Partners, our investment adviser, are entitled to a portion of any profits earned by Solar Capital Partners, which includes any fees payable by us to Solar Capital Partners under the terms of the Advisory Agreement, less expenses incurred by Solar Capital Partners in performing its services under the Advisory Agreement. Messrs. Gross and Spohler do not receive any additional compensation from Solar Capital Partners in connection with the management of our portfolio.

Mr. Peteka, our Chief Financial Officer, Treasurer and Secretary and, through Alaric Compliance Services, LLC, Guy Talarico, our Chief Compliance Officer, are paid by Solar Capital Management, our administrator, subject to reimbursement by us of an allocable portion of such compensation for services rendered by such persons to the Company. To the extent that Solar Capital Management outsources any of its functions, we will pay the fees associated with such functions on a direct basis without profit to Solar Capital Management.

Indemnification Agreements

We have entered into indemnification agreements with our directors. The indemnification agreements are intended to provide our directors the maximum indemnification permitted under Maryland law and the 1940 Act. Each indemnification agreement provides that Solar Senior Capital shall indemnify the director who is a party to the agreement (an “Indemnitee”), including the advancement of legal expenses, if, by reason of his or her corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, to the maximum extent permitted by Maryland law and the 1940 Act.

Certain Relationships and Transactions

We have entered into the Advisory Agreement with Solar Capital Partners. Mr. Gross, our Chairman, Chief Executive Officer and President, and Mr. Spohler, our Chief Operating Officer and board member, are managing members and senior investment professionals of, and have financial and controlling interests in, Solar Capital Partners. In addition, Mr. Peteka, our Chief Financial Officer, Treasurer and Secretary, serves as the Chief Financial Officer for Solar Capital Partners.

Solar Capital Partners and its affiliates may also manage other funds in the future that may have investment mandates that are similar, in whole and in part, with ours. For example, Solar Capital Partners presently serves as investment adviser to Solar Capital Ltd., a publicly traded BDC, which focuses on investing primarily in senior secured loans, mezzanine loans and equity securities. In addition, Michael S. Gross, our Chairman and Chief Executive Officer, Bruce Spohler, our Chief Operating Officer, and Richard L. Peteka, our Chief Financial Officer, serve in similar capacities for Solar Capital Ltd.

Solar Capital Partners and certain investment advisory affiliates may determine that an investment is appropriate for us and for one or more of those other funds. In such event, depending on the availability of such investment and other appropriate factors, Solar Capital Partners or its affiliates may determine that we should invest side-by-side with one or more other funds. Any such investments will be made only to the extent permitted by applicable law and interpretive positions of the SEC and its staff, and consistent with Solar Capital Partners’ allocation procedures.

Related party transactions may occur among Solar Senior Capital Ltd. and Gemino Healthcare Finance, LLC, First Lien Loan Program LLC, North Mill Capital LLC and FLLP 2015-1, LLC. These transactions may occur in the normal course of business. No administrative fees are paid to Solar Capital Partners by Gemino Healthcare Finance, LLC, North Mill Capital LLC or First Lien Loan Program LLC.

In addition, we have adopted a formal code of ethics that governs the conduct of our officers and directors. Our officers and directors also remain subject to the duties imposed by both the 1940 Act and the Maryland General Corporation Law.

Regulatory restrictions limit our ability to invest in any portfolio company in which any affiliate currently has an investment. The Company obtained an exemptive order from the SEC on July 28, 2014 (the “Exemptive Order”). The Exemptive Order permitted us to participate in negotiated co-investment transactions with certain affiliates, each of whose investment adviser is Solar Capital Partners, in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, and pursuant to the conditions to the Exemptive Order. On June 13, 2017, the Company, Solar Capital Ltd., and Solar Capital Partners received an exemptive order that supersedes the Exemptive Order (the “New Exemptive Order”) and extends the relief granted in the Exemptive Order such that it no longer applies to certain affiliates only if their respective investment adviser is Solar Capital Partners, but also applies to certain affiliates whose investment adviser is an investment adviser that controls, is controlled by or is under common control with Solar Capital Partners and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. The terms and conditions of the New Exemptive Order are otherwise substantially similar to the Exemptive Order. We believe that it will be advantageous for us to co-invest with funds managed by Solar Capital Partners where such investment is consistent with the investment objectives, investment positions, investment policies, investment strategy, investment restrictions, regulatory requirements and other pertinent factors applicable to us.

We have entered into a license agreement with Solar Capital Partners, pursuant to which Solar Capital Partners has agreed to grant us a non-exclusive, royalty-free license to use the name “Solar Senior Capital.” In addition, pursuant to the terms of the Administration Agreement, Solar Capital Management provides us with the office facilities and administrative services necessary to conduct our day-to-day operations.

Board Consideration of the Investment Advisory and Management Agreement

Our board of directors determined at a meeting held on November 2, 2017, to re-approve the Advisory Agreement between the Company and Solar Capital Partners. In its consideration of the re-approval of the Advisory Agreement, the board of directors focused on information it had received relating to, among other things:

•

the nature, extent and quality of advisory and other services provided by Solar Capital Partners, including information about the investment performance of the Company relative to its stated objectives and in comparison to the performance of the Company’s peer group and relevant market indices, and concluded that such advisory and other services are satisfactory and the Company’s investment performance is reasonable;

•

the experience and qualifications of the personnel providing such advisory and other services, including information about the backgrounds of the investment personnel, the allocation of responsibilities among such personnel and the process by which investment decisions are made, and concluded that the investment personnel of Solar Capital Partners have extensive experience and are well qualified to provide advisory and other services to the Company;

•

the current fee structure, the existence of any fee waivers, and the Company’s anticipated expense ratios in relation to those of other investment companies having comparable investment policies and limitations, and concluded that the current fee structure is reasonable;

•

the advisory fees charged by Solar Capital Partners to the Company and to Solar Capital Ltd., and comparative data regarding the advisory fees charged by other investment advisers to business development companies with similar investment objectives, and concluded that the advisory fees charged by Solar Capital Partners to the Company are reasonable;

•

the direct and indirect costs, including for personnel and office facilities, that are incurred by Solar Capital Partners and its affiliates in performing services for the Company and the basis of determining and allocating these costs, and concluded that the direct and indirect costs, including the allocation of such costs, are reasonable;

•

possible economies of scale arising from the Company’s size and/or anticipated growth, and the extent to which such economies of scale are reflected in the advisory fees charged by Solar Capital Partners to the Company, and concluded that some economies of scale may be possible in the future;

•

other possible benefits to Solar Capital Partners and its affiliates arising from their relationships with the Company, and concluded that all such other benefits were not material to Solar Capital Partners and its affiliates; and

•	possible alternative fee structures or bases for determining fees, and concluded that the Company’s current fee structure and bases for determining fees are satisfactory.

Based on the information reviewed and the discussions detailed above, the board of directors, including a majority of the directors who are not “interested persons” as defined in the 1940 Act, concluded that the fees payable to Solar Capital Partners pursuant to the Advisory Agreement were reasonable, and comparable to the fees paid by other management investment companies with similar investment objectives, in relation to the services to be provided. The board of directors did not assign relative weights to the above factors or the other factors considered by it. Individual members of the board of directors may have given different weights to different factors.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, the Company’s directors and executive officers, and any persons holding more than 10% of its common stock, are required to report their beneficial ownership and any changes therein to the SEC and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates. Based solely on a review of copies of such reports and written representations delivered to the Company by such persons, the Company believes that there were no violations of Section 16(a) by such persons during the fiscal year ended December 31, 2017.

Independent Registered Public Accounting Firm

The Audit Committee and the independent directors of the board of directors have selected KPMG LLP to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018.

KPMG LLP has advised us that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company or its affiliates. It is expected that a representative of KPMG LLP will be present at the Meeting and will have an opportunity to make a statement if he or she chooses and will be available to answer questions.

Table below in thousands

	Fiscal Year Ended December 31, 2017	Fiscal Year Ended December 31, 2016
Audit Fees	$290.0	$282.0
Audit-Related Fees	35.5	105.7
Tax Fees	35.8	34.1
All Other Fees	—	—

Total Fees:	$361.3	$421.8

Audit Fees: Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and quarterly reviews and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

Audit-Related Fees: Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Services Fees: Tax services fees consist of fees billed for professional tax services. These services also include assistance regarding federal, state, and local tax compliance.

All Other Fees: Other fees would include fees for products and services other than the services reported above.

Audit Committee Report

The Audit Committee of our board of directors operates under a written charter adopted by the board of directors. The Audit Committee is currently composed of Messrs. Hochberg, Wachter and Potter.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion in conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.

Pre-Approval Policy

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”). The policy requires that the Audit Committee pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such service does not impair the auditor’s independence.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee pre-approved 100% of services described in this policy.

Review with Management

The Audit Committee has reviewed the audited financial statements and met and held discussions with management regarding the audited financial statements. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States).

Review and Discussion with Independent Registered Public Accounting Firm

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and KPMG, with and without management present. The Audit Committee included in its review results of KPMG’s examinations, the Company’s internal controls, and the quality of the Company’s financial reporting. The Audit Committee also reviewed the Company’s procedures and internal control processes designed to ensure full, fair and adequate financial reporting and disclosures, including procedures for certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by the Company with the SEC. The Audit Committee is satisfied that the Company’s internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.

The Audit Committee also has discussed with KPMG matters relating to KPMG’s assessment about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by PCAOB Auditing Standard 16 (Communications with Audit Committees). In addition, the Audit Committee has discussed with KPMG their independence from management and the Company, as well as the matters in the written disclosures received from KPMG and required by Public Company Accounting Oversight Board Rule 3520 (Auditor Independence). The Audit Committee received a letter from KPMG confirming their independence and discussed it with them. The Audit Committee discussed and reviewed with KPMG the Company’s critical accounting policies and practices, internal controls, other material written communications to management, and the scope of KPMG’s audits and all fees paid to KPMG during the fiscal year. The Audit Committee has adopted guidelines requiring review and pre-approval by the Audit Committee of audit and non-audit services performed by KPMG for the Company. The Audit Committee has reviewed and considered the compatibility of KPMG’s performance of non-audit services with the maintenance of KPMG’s independence as the Company’s independent registered public accounting firm.

Conclusion

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the audited financial statements, the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the board of directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC. The Audit Committee also recommended the selection of KPMG to serve as the independent registered public accounting firm for the year ending December 31, 2018.

Respectfully Submitted,

The Audit Committee

Steven Hochberg

David S. Wachter

Leonard A. Potter

The material contained in the foregoing Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL II:

APPROVAL TO AUTHORIZE THE COMPANY TO SELL SHARES OF ITS COMMON STOCK AT A PRICE OR PRICES BELOW THE COMPANY’S THEN CURRENT NET ASSET VALUE PER SHARE IN ONE OR MORE OFFERINGS, IN EACH CASE SUBJECT TO THE APPROVAL OF ITS BOARD OF DIRECTORS AND COMPLIANCE WITH THE CONDITIONS SET FORTH IN THE PROXY STATEMENT.

The Company is a closed-end investment company that has elected to be regulated as a BDC under the 1940 Act. The 1940 Act prohibits the Company from selling shares of its common stock at a price below the then current net asset value (“NAV”) per share of such stock, exclusive of sales compensation, unless its stockholders approve such a sale and the Company’s board of directors make certain determinations. Shares of the Company’s common stock have traded at a price both above and below their NAV since they have begun trading on the NASDAQ Global Select Market.

Pursuant to this provision, the Company is seeking the approval of its common stockholders so that it may, in one or more public or private offerings of its common stock, sell or otherwise issue shares of its common stock, not exceeding 25% of its then outstanding common stock immediately prior to each such offering, at a price below its then current NAV, subject to certain conditions discussed below. The Company’s board of directors believes that having the flexibility for the Company to sell its common stock below NAV in certain instances is in the best interests of stockholders. If the Company were unable to access the capital markets as attractive investment opportunities arise, the Company’s ability to grow over time and continue to pay distributions to stockholders could be adversely affected.

While the Company has no immediate plans to sell shares of its common stock below NAV, it is seeking stockholder approval now in order to maintain access to the markets if the Company determines it should sell shares of common stock below NAV. These sales typically must be undertaken quickly. The final terms of any such sale will be determined by the board of directors at the time of sale. Also, because the Company has no immediate plans to sell any shares of its common stock, it is impracticable to describe the transaction or transactions in which such shares of common stock would be sold. Instead, any transaction where the Company sells such shares of common stock, including the nature and amount of consideration that would be received by the Company at the time of sale and the use of any such consideration, will be reviewed and approved by the board of directors at the time of sale. There will be no limit on the percentage below NAV per share at which shares may be sold by the Company under this proposal. However, the Company does not presently intend to sell shares of its common stock at a price that is more than 20% lower than the Company’s then current NAV, absent extenuating circumstances, including, but not limited to, circumstances that would require the Company to raise equity capital in order to avoid defaulting on its debt obligations. If this proposal is approved, no further authorization from the stockholders will be solicited prior to any such sale in accordance with the terms of this proposal. If approved, as required under the 1940 Act, the authorization would be effective for securities sold during a period beginning on the date of such stockholder approval and expiring on the earlier of the anniversary of the date of the Meeting or the date of the Company’s 2019 Annual Meeting of Stockholders. Stockholders approved similar proposals at the 2012, 2013, 2014, 2015, 2016 and 2017 Annual Meetings of Stockholders. However, notwithstanding such stockholder approvals, since the Company’s initial public offering on February 24, 2011, the Company has not sold any shares of its common stock in an offering that resulted in proceeds to the Company of less than the Company’s then current NAV per share.

Generally, common stock offerings by BDCs are priced based on the market price of the currently outstanding shares of common stock, less a small discount of approximately 5% (which may be higher or lower depending on market conditions), which means that such offerings are generally priced below the then current market price of the BDC’s common stock. Accordingly, even when shares of the Company’s common stock trade at a market price below NAV, this proposal would permit the Company to offer and sell shares of its common stock in accordance with pricing standards that market conditions generally require, subject to the conditions described below in connection with any offering undertaken pursuant to this proposal. This Proxy

Statement is not an offer to sell securities. Securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from SEC registration requirements.

1940 Act Conditions for Sales below NAV

The Company’s ability to issue shares of its common stock at a price below NAV is governed by the 1940 Act. If stockholders approve this proposal, the Company will only sell shares of its common stock at a price below NAV per share if the following conditions are met:

•

a majority of the Company’s directors who are not “interested persons” of the Company as defined in the 1940 Act, and who have no financial interest in the sale, shall have approved the sale and determined that it is in the best interests of the Company and its stockholders; and

•

a majority of such directors, who are not interested persons of the Company, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount, which could be substantial.

Board Approval

On February 22, 2018, our board of directors, including a majority of the non-interested directors who have no financial interest in this proposal, approved this proposal as in the best interests of the Company and its stockholders and is recommending that the Company’s stockholders vote in favor of this proposal to offer and sell shares of the Company’s common stock at prices that may be less than NAV. In evaluating this proposal, our board of directors, including the non-interested directors, considered and evaluated factors including the following, as discussed more fully below:

•	possible long-term benefits to the Company’s stockholders; and

•	possible dilution to the Company’s NAV

Prior to approving this proposal, our board of directors met to consider and evaluate information that our management provided on the merits of our possibly raising additional capital and the merits of publicly offering shares of the Company’s common stock at a price below NAV. Our board of directors considered the objectives of a possible offering, the mechanics of an offering, establishing size parameters for an offering, the possible effects of dilution, common stock trading volume, and other matters, including that the Company’s common stock has frequently traded both above and below NAV in recent years. The board of directors evaluated a full range of offering sizes. However, the board of directors has not yet drawn any definite conclusions regarding the size of a contemplated capital raise at this time, to the extent the Company’s common stock were to trade below NAV. In determining whether or not to offer and sell common stock, including below NAV, the board of directors has a duty to act in the Company’s best interests and its stockholders and must comply with the other requirements of the 1940 Act.

Reasons to Offer Common Stock below NAV

The Company’s board of directors believes that having the flexibility for the Company to sell its common stock below NAV in certain instances is in the Company’s best interests and the best interests of its stockholders. If the Company were unable to access the capital markets when attractive investment opportunities arise, the Company’s ability to grow over time and to continue to pay distributions to stockholders could be adversely affected. In reaching that conclusion, the Company’s board of directors considered the following possible benefits to its stockholders:

Current Market Conditions Have Attractive Opportunities

Current market opportunities have created, and we believe will continue to create for the foreseeable future, favorable opportunities to invest, including opportunities that, all else being equal, may increase the Company’s NAV over the longer-term, even if financed with the issuance of common stock below NAV. Stockholder approval of this proposal, subject to the conditions detailed below, is expected to provide the Company with the flexibility to invest in such opportunities. We believe that current market conditions provide attractive opportunities to use capital.

Market conditions also have beneficial effects for capital providers, including reduced competition, more favorable pricing of credit risk, more conservative capital structures and more creditor-friendly contractual terms. Accordingly, we believe that the Company could benefit from access to capital in this constrained credit market and that the current environment should provide attractive investment opportunities. The Company’s ability to take advantage of these opportunities will depend upon its access to capital.

Greater Investment Opportunities Due to Larger Capital Resources

The Company’s board of directors believes that additional capital raised through an offering of shares of its common stock, even at a price below NAV, may help it generate additional deal flow. Based on discussions with management, the Company’s board of directors believes that greater deal flow, which may be achieved with more capital, even if such capital is obtained through the issuance of common stock below NAV, would enable the Company to be a more significant participant in the private debt and equity markets and to compete more effectively for attractive investment opportunities. Management has represented to the Company’s board of directors that such investment opportunities may be funded with proceeds of an offering of shares of the Company’s common stock at a price below NAV. However, management has not identified specific companies in which to invest the proceeds of an offering given that specific investment opportunities will change depending on the timing of an offering, if any.

Higher Market Capitalization and Liquidity May Make the Company’s Common Stock More Attractive to Investors

If the Company issues additional shares, its market capitalization and the amount of its publicly tradable common stock will increase, which may afford all holders of its common stock greater liquidity even if such additional liquidity is created through the issuance of shares below NAV. A larger market capitalization may make the Company’s stock more attractive to a larger number of investors who have limitations on the size of companies in which they invest. Furthermore, a larger number of shares outstanding may increase the Company’s trading volume, which could decrease the volatility in the secondary market price of its common stock.

Maintenance or Possible Increase of Distributions

A larger and more diversified portfolio could provide the Company with more consistent cash flow, which may support the maintenance and/or growth of its distributions. The Company generally makes distributions to its stockholders monthly and for the year ended December 31, 2017 the Company declared total distributions of $1.41 per share of its common stock. Although management will continue to seek to generate income sufficient to pay the Company’s distributions in the future, the proceeds of future offerings, and the investments thereof, could enable the Company to maintain and/or possibly grow its distributions, which may include a return of capital.

Reduced Expenses Per Share

An offering that increases the Company’s total assets may reduce its expenses per share due to the spreading of fixed expenses over a larger asset base. The Company must bear certain fixed expenses, such as certain administrative, governance and compliance costs that do not generally vary based on its size. On a per share basis, these fixed expenses will be reduced when supported by a larger asset base.

Status as a BDC and RIC and Maintaining a Favorable Debt-to-Equity Ratio

As a BDC and a regulated investment company (“RIC”) for tax purposes, the Company is dependent on its ability to raise capital through the sale of common stock. RICs generally must distribute substantially all of their earnings from dividends, interest and short-term gains to stockholders as distributions in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, for the same reason BDCs, in order to borrow money or issue preferred stock, must maintain a debt to equity ratio of not more than 1:1, which requires the Company to finance its investments with at least as much common equity as debt and preferred stock in the aggregate. Our board of directors has authorized the Company to maintain a debt-to-equity ratio of 2:1 effective August 2, 2019, however, we are seeking stockholder approval of the Asset Coverage Ratio Proposal that would permit us to maintain a debt-to-equity ratio of 2:1 effective the day after the Meeting. Therefore, to continue to build the Company’s investment portfolio, and thereby support maintenance and growth of the Company’s distributions, the Company endeavors to maintain consistent access to capital through the public and private equity markets enabling it to take advantage of investment opportunities as they arise.

Exceeding the applicable debt-to-equity ratio would have severe negative consequences for a BDC, including an inability to pay distributions, possible breaches of debt covenants and failure to qualify for tax treatment as a RIC. Although the Company does not currently expect that it will exceed the applicable debt-to-equity ratio, the markets the Company operates in and the general economy remain volatile and uncertain. Even though the underlying performance of a particular portfolio company may not indicate impairment or an inability to repay indebtedness in full, the volatility in the debt capital markets may continue to impact the valuations of debt investments negatively and result in further unrealized write-downs of debt investments. Any such asset write- downs, as well as unrealized write-downs based on the underlying performance of the Company’s portfolio companies, if any, will negatively impact its stockholders’ equity and the resulting debt-to-equity ratio. Issuing new equity will improve the Company’s debt-to-equity ratio. In addition to meeting legal requirements applicable to BDCs, having a more favorable debt-to-equity ratio will also generally strengthen the Company’s balance sheet and give it more flexibility in its operations.

Trading History

Shares of BDCs may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that the Company’s shares of common stock will trade at a discount from NAV, or at premiums that are unsustainable over the long term, are separate and distinct from the risk that the Company’s NAV will decrease. Since the Company’s initial public offering on February 24, 2011, its shares of common stock have traded at both a discount and a premium to the net assets attributable to those shares. As of August 2, 2018, the Company’s shares of common stock traded at a premium equal to approximately 0.1% of the net assets attributable to those shares based upon its NAV as of June 30, 2018. It is not possible to predict whether the shares that may be offered pursuant to this approval will trade at, above, or below NAV. The following table lists the high and low closing prices for our common stock for each fiscal quarter since the beginning of 2016, such sales prices as a percentage of NAV per share and monthly distributions per share.

	Price Range			Premium or (Discount) of High Closing Price to NAV(2)	Premium or (Discount) of Low Closing Price to NAV(2)	Declared Distributions Per Share(3)
	NAV(1)	High	Low
Fiscal 2018
Third Quarter (through August 2, 2018)	*	$16.99	$16.47	*	*	$0.235
Second Quarter	$16.83	17.23	16.31	2.4%	(3.1)%	0.3525
First Quarter	16.84	17.98	16.38	6.8	(2.7)	0.3525

Fiscal 2017
Fourth Quarter	$16.84	$18.31	$17.35	8.7%	3.0%	$0.3525
Third Quarter	16.81	17.63	16.10	4.9	(4.2)	0.3525
Second Quarter	16.79	18.34	16.65	9.2	(0.8)	0.3525
First Quarter	16.81	18.06	16.70	7.4	(0.7)	0.3525

Fiscal 2016
Fourth Quarter	$16.80	$16.75	$15.16	(0.3)%	(9.8)%	$0.3525
Third Quarter	16.78	16.99	15.99	1.3	(4.7)	0.3525
Second Quarter	16.76	16.28	14.31	(2.9)	(14.6)	0.3525
First Quarter	16.70	15.20	13.04	(9.0)	(21.9)	0.3525

(1)

NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as of the respective high or low closing price divided by NAV and subtracting 1.
(3)	Represents the cash distribution for the specified quarter.
*	Not determinable at the time of filing.

Key Stockholder Considerations and Risk Factors

Dilutive Effect on Net Asset Value

Before voting on this proposal or giving proxies with regard to this matter, stockholders should consider the dilutive effect of the issuance of shares of the Company’s common stock at a price that is less than the NAV per share and the expenses associated with such issuance on the NAV per outstanding share of the Company’s common stock. Any sale of common stock at a price below NAV would result in an immediate dilution to existing common stockholders. This dilution would include reduction in the NAV per share as a result of the issuance of shares at a price below the NAV per share and a disproportionately greater decrease in a current stockholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance. It would also decrease the amount of net investment income per share available to stockholders through distributions. There will be no limit on the percentage below NAV per share at which shares may be sold by the Company under this proposal. However, the

Company does not presently intend to sell shares of its common stock at a price that is more than 20% lower than the Company’s then current NAV, absent extenuating circumstances. The board of directors of the Company has considered the potential dilutive effect of the issuance of shares at a price below the NAV per share and will consider again such dilutive effect when considering whether to authorize any specific issuance of shares of common stock below NAV. The Company will not be required to obtain any additional authorization from stockholders for such offerings until the 2019 Annual Meeting of Stockholders even if the dilution from such offerings is substantial.

Dilutive Effect on Market Price and Ownership Percentage

In addition, stockholders should consider the risk that the approval of this proposal could cause the market price of the Company’s common stock to decline in anticipation of sales of its common stock below NAV, thus causing the Company’s shares to trade at a discount to NAV. The 1940 Act establishes a connection between common share sale price and NAV because, when stock is sold at a sale price below NAV per share, the resulting increase in the number of outstanding shares reduces NAV per share. Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance, and thus any future issuance of common stock will dilute such stockholders’ holdings of common stock as a percentage of shares outstanding to the extent stockholders do not purchase sufficient shares in the offering or otherwise to maintain their percentage interest. Further, if current stockholders of the Company do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below the then-current NAV, their voting power will be diluted.

Other Dilutive Considerations

The precise extent of any such dilution cannot be estimated before the terms of a common stock offering are set. As a general proposition, however, the amount of potential dilution will increase as the size of the offering increases. Another factor that will influence the amount of dilution in an offering is the amount of net proceeds that we receive from such offering. The board of directors would expect that the net proceeds to us, which is typically 95% of the market price, will be equal to the price that investors pay per share less the amount of any underwriting discounts and commissions.

As discussed above, it should be noted that the maximum number of shares issuable below NAV that could result in such dilution is limited to 25% of the Company’s then outstanding common stock immediately prior to each such offering. As a result, the maximum amount of dilution to existing stockholders will be limited to no more than 20% of the Company’s then current NAV on each offering, assuming the Company were to issue the maximum number of shares at no more than par value, or $0.01 per share. Subject to the aforementioned 25% limit that is determined prior to each offering, there is no theoretical limit on the number of times that the Company can offer its common stock below NAV during the year following the approval of this proposal.

Conflict of Interest

In reaching its recommendation to the stockholders of the Company to approve this proposal, the board of directors considered a possible source of conflict of interest due to the fact that the proceeds from the issuance of additional shares of the Company’s common stock may increase the management fees that the Company pays to Solar Capital Partners as such fees are partially based on the amount of the Company’s gross assets, as well as the effect of the following factors:

•	the costs of and benefits of a common stock offering below NAV compared to other possible means for raising capital or concluding not to raise capital;

•	the size of a common stock offering in relation to the number of shares outstanding;

•	the general condition of the securities market; and

•	any impact on operating expenses associated with an increase in capital.

The board of directors, including a majority of the non-interested directors who have no financial interest in this proposal, concluded that the benefits to the stockholders from increasing the Company’s capital base outweighed any possible detriment, including from any possible increase in management fees or dilution to existing stockholders.

Examples of Dilutive Effect of the Issuance of Shares Below NAV

The following table illustrates the level of NAV dilution that would be experienced by a nonparticipating stockholder in four different hypothetical offerings of different sizes and levels of discount from NAV per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below.

The examples assume that Company XYZ has 1,000,000 common shares outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV and NAV per share are thus $10,000,000 and $10.00, respectively. The table illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after underwriting discounts and commissions (a 5% discount from NAV); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after underwriting discounts and commissions (a 10% discount from NAV); (3) an offering of 200,000 shares (20% of the outstanding shares) at $8.00 per share after underwriting discounts and commissions (a 20% discount from NAV); and (4) an offering of 250,000 shares (25% of the outstanding shares) at $0.01 per share after underwriting discounts and commissions (a 100% discount from NAV).

		Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 20% Offering at 20% Discount		Example 4 25% Offering at 100% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to the Public	—	$10.00	—	$9.47	—	$8.42	—	$0.01	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$8.00	—	$0.01	—
Decrease to NAV
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,200,000	20.00%	1,250,000	25.00%
NAV per Share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%	$8.00	(20.00)%
Dilution to Stockholder
Shares Held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—	10,000	—
Percentage Held by Stockholder A	1.00%	0.95%	(4.76)%	0.91%	(9.09)%	0.83%	(16.67)%	0.80%	(20.00)%
Total Asset Values
Total NAV Held by Stockholder A	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$96,700	(3.30)%	$80,020	(19.98)%
Total Investment by Stockholder A(1)	$100,000	$100,000	—	$100,000	—	$100,000	—	$100,000	—
Total Dilution to Stockholder A(2)	—	$(200)	—	$(900)	—	$(3,300)	—	$(19,980)	—
Per Share Amounts
NAV per Share held by Stockholder A	—	$9.98	—	$9.91	—	$9.67	—	$8.00	—
Investment per Share held by Stockholder A(3)	$10.00	$10.00	—	$10.00	—	$10.00	—	$10.00	—
Dilution per Share held by Stockholder A(4)	—	$(0.02)	—	$(0.09)	—	$(0.33)	—	$(2.00)	—
Percentage Dilution to Stockholder A(5)	—	—	(0.20)%	—	(0.90)%	—	(3.30)%	—	(19.98)%

(1)	Assumed to be $10.00 per Share.
(2)	Represents total NAV less total investment.
(3)	Assumed to be $10.00 per Share on Shares held prior to sale.
(4)	Represents NAV per Share less Investment per Share.
(5)	Represents Dilution per Share divided by Investment per Share.

Potential Investors

The Company has not yet solicited any potential buyers of the shares that it may elect to issue in any future offering in order to comply with the federal securities laws. No shares are earmarked for management or other affiliated persons of the Company. However, members of management and other affiliated persons may participate in a common stock offering, if any, on the same terms as others.

Required Vote

Approval of this proposal requires the affirmative vote of (1) a “majority of the outstanding voting securities” as of the Record Date; and (2) a majority of the outstanding voting securities as of the Record Date that are not held by affiliated persons of the Company, which includes directors, officers, employees, and 5% stockholders. For purposes of this proposal, the 1940 Act defines “a majority of the outstanding voting securities” as: (1) 67% or more of the voting securities present at the Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (2) 50% of the outstanding voting securities of the Company, whichever is less. Abstentions and broker non-votes will have the effect of a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE COMPANY TO SELL SHARES OF ITS COMMON STOCK AT A PRICE OR PRICES BELOW THE COMPANY’S THEN CURRENT NET ASSET VALUE PER SHARE IN ONE OR MORE OFFERINGS, IN EACH CASE SUBJECT TO THE APPROVAL OF ITS BOARD OF DIRECTORS AND COMPLIANCE WITH THE CONDITIONS SET FORTH IN THE PROXY STATEMENT.

PROPOSAL NO. III:

APPROVAL OF THE COMPANY IMMEDIATELY BECOMING SUBJECT TO A MINIMUM ASSET COVERAGE RATIO OF AT LEAST 150%, PERMITTING THE COMPANY TO DOUBLE ITS AMOUNT OF DEBT INCURRENCE EARLIER THAN THE CURRENT EFFECTIVE DATE OF AUGUST 2, 2019, PURSUANT TO THE SMALL BUSINESS CREDIT AVAILABILITY ACT

Background

On March 23, 2018, an amendment to Section 61(a) of the 1940 Act was signed into law to permit BDCs to reduce the minimum “asset coverage” ratio from 200% to 150%, so long as certain approval and disclosure requirements are satisfied. Under the existing 200% minimum asset coverage ratio, the Company is permitted to borrow up to one dollar for investment purposes for every one dollar of investor equity, and under the 150% minimum asset coverage ratio, the Company will be permitted to borrow up to two dollars for investment purposes for every one dollar of investor equity. In other words, Section 61(a) of the 1940 Act, as amended, permits BDCs to potentially increase their debt-to-equity ratio from a maximum of 1 to 1 to a maximum of 2 to 1.

Specifically, the Company is permitted to apply a lower minimum asset coverage ratio of 150% if: (1) the Company complies with certain additional asset coverage disclosure requirements, as discussed below; and (2)(A) a “required majority” of the Company’s directors, as defined in Section 57(o) of the 1940 Act, approves the application of such a lower minimum asset coverage ratio to the Company, in which case the 150% minimum asset coverage ratio will become effective on the date that is one year after the date of such independent director approval; or (B) the Company obtains, at a special or annual meeting of its stockholders at which a quorum is present, the approval of more than 50% of the votes cast for the application of such a lower minimum asset coverage ratio to the Company, in which case the 150% minimum asset coverage ratio will become effective on the first day after the date of such stockholder approval. “Asset coverage” for purposes of this proposal has the meaning set forth in Section 18(h) of the 1940 Act and generally is a company’s total assets, less all liabilities and indebtedness not represented by senior securities, divided by total senior securities representing indebtedness and, if applicable, preferred stock.

On August 2, 2018, the Company’s board of directors, including a “required majority” of the Company’s directors, as defined in Section 57(o) of the 1940 Act, approved the 150% minimum asset coverage ratio as being in the best interests of the Company and its stockholders. As a result, and subject to certain additional disclosure requirements as described below, the 150% minimum asset coverage ratio will automatically apply to the Company effective as of August 2, 2019. This means that, as of August 2, 2019, the Company will be permitted to incur double the maximum amount of leverage that the Company is able to incur currently.

In addition, in order to provide the Company with the maximum financial flexibility at the earliest possible date, the board of directors authorized the Company to seek stockholder approval of the Asset Coverage Ratio Proposal, which, if passed, would move up the effective date of the increase in the leverage limit by approximately [    ] months. If the Company’s stockholders approve the Asset Coverage Ratio Proposal at the Meeting, the 150% minimum asset coverage ratio will then apply effective as of [                    ], 2018, the first day after the Meeting and, as a result, the Company will be permitted to incur double the maximum amount of leverage that the Company is able to incur currently approximately [    ] months earlier than if the Company’s stockholders do not vote to approve the Asset Coverage Ratio Proposal.

The board of directors values the opinions of our stockholders and will reconvene to reconsider its approval of the modified asset coverage requirements if this proposal is not approved by stockholders. There can be no assurance that the board of directors would rescind its approval if this proposal is not approved by stockholders. If this proposal is not approved by stockholders and the board of directors does not rescind its approval, we will be subject to the 150% minimum asset coverage ratio beginning August 2, 2019.

Recommendation of the Board of Directors; Reasons for the Asset Coverage Ratio Proposal

The board of directors unanimously recommends that the Company’s stockholders approve the Asset Coverage Ratio Proposal. In consideration of the application of the 150% minimum asset coverage ratio to the Company, the board of directors considered the information it received relating to, among other things:

•	the benefits of increased financial flexibility;

•	the potential to increase and sustain returns on equity;

•	the Company’s investment strategy and portfolio construction;

•	the current middle market direct lending landscape;

•	the risks relative to benefits associated with the use of increased leverage;

•	impact on the base management and incentive fees payable to the Company’s investment adviser;

•	limitations of current credit facility; and

•	the Company’s additional disclosure obligations.

Benefits of Increased Financial Flexibility

The board of directors considered that, as a BDC and a RIC for tax purposes, the Company will benefit from increasing the maximum regulatory leverage, through significantly more flexibility for complying with the asset coverage requirements applicable to BDCs. Importantly, application of the 150% minimum asset coverage ratio would enable the Company to better withstand potential adverse market movements while still meeting its asset coverage requirements. For example, as of June 30, 2018, the Company’s asset coverage ratio was 245%, which, under the current 200% minimum asset coverage ratio, provided a 18% cushion based on fair value of investments. Under a 150% minimum asset coverage ratio, all else being equal, that cushion would be 38% based on fair value of investments.

For example, even if the underlying performance of one or more portfolio companies may not indicate an impairment or inability to repay all principal and interest in full, volatility in the capital markets may negatively impact the valuations of the Company’s investments and create unrealized capital depreciation on certain investments. Any such reductions in value (as well as unrealized capital depreciation based on the underlying performance of the Company’s portfolio companies, if any) will negatively impact the Company’s total assets and the ability to satisfy the minimum asset coverage ratio. Any failure to satisfy the asset coverage ratio could have a material adverse effect on the Company’s business, financial condition or results of operations, including the Company’s ability to borrow, pay dividends (and, as a result, the Company’s ability to maintain its RIC status), or repurchase shares of its common stock.

In addition to enhancing the ability of the Company to bear adverse market movements and still meet the asset coverage requirements, the board of directors concluded that having the option to access additional financing would give the Company more flexibility to fully execute its business strategy.

The following table sets forth the following additional information:

•	the Company’s total assets, total debt outstanding (in dollars and as a percentage of total assets), net assets and asset coverage ratio as of June 30, 2018;

•

assuming that as of June 30, 2018 the Company had incurred the maximum amount of borrowings that could be incurred by the Company under the currently applicable 200% asset coverage ratio, the Company’s pro forma total assets, total debt outstanding (with the maximum amount of additional borrowings that would be permitted to incur in dollars and as a percentage of total assets), net assets and asset coverage ratio; and

•

assuming that as of June 30, 2018 the Company had incurred the maximum amount of borrowings that could be incurred by the Company under the proposed 150% asset coverage ratio, the Company’s pro forma total assets, total debt outstanding (with the maximum amount of additional borrowings that would be permitted to incur in dollars and as a percentage of total assets), net assets and asset coverage ratio.

In evaluating the information presented below, it is important to recognize that the maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

Selected Consolidated Financial Statement Data (Unaudited) (dollar amounts in thousands)	Actual Amounts As of June 30, 2018(1)	Pro Forma Amounts as of June 30, 2018 Assuming That the Company Had Incurred the Maximum Amount of Borrowings That Could Be Incurred by the Company
		Under the Currently Applicable 200% Minimum Asset Coverage Ratio(2)	Under the Proposed 150% Minimum Asset Coverage Ratio(3)
Total Assets	$545,669	$569,761	$839,685
Total Debt Outstanding	$185,900	$269,924	$539,848
Net Assets	$269,924	$269,924	$269,924
Asset Coverage Ratio	245.2%	200.0%	150.0%

(1)	As of June 30, 2018, the Company’s total outstanding indebtedness represented 34.1% of the Company’s total assets.
(2)

Based on the Company’s total outstanding indebtedness of $185.9 million as of June 30, 2018 and applying the currently applicable 200% minimum asset coverage ratio, the Company could have incurred up to an additional $84.0 million of borrowings, bringing the Company’s total indebtedness and total assets to $269.9 million and $569.8 million, respectively. The maximum amount of additional borrowings of $84.0 million would have represented 14.7% of the total assets of $569.8 million, which are the total assets that the Company would have had with such additional borrowings.

(3)

Assuming that the Company had incurred the maximum amount of borrowings that could be incurred by the Company under the currently applicable 200% minimum asset coverage ratio of $269.9 million and applying the proposed 150% minimum asset coverage ratio, the Company could have incurred up to an additional $269.9 million of borrowings, bringing the Company’s total indebtedness and total assets to $539.8 million and $839.7 million, respectively. The maximum amount of additional borrowings of $269.9 million would have represented 32.1% of the total assets of $839.7 million, which are the total assets that the Company would have had with such additional borrowings.

Potential to Increase and Sustain Returns on Equity

The board of directors and the Company’s investment adviser discussed how access to greater leverage has the potential to increase and sustain the Company’s investment yield and returns to common stockholders. Funds that use leverage generally aim to earn an investment return on money raised through leverage that exceeds the costs of leveraging, and thereby to increase returns to common stockholders. The board of directors discussed that any investment returns in excess of the costs of leverage would benefit the holders of the common stock; however, to the extent the costs of leverage exceed such investment returns, those costs would be borne by and reduce the returns to the holders of the common stock.

The Company’s investment adviser informed the board of directors that the Company would only expect to incur additional indebtedness if the Company’s investment adviser believes that, over time, the costs of carrying the assets to be acquired through leverage are likely to be lower than the Company’s expected incremental investment yield and returns on equity.

While no assurances can be given that the investment yield and returns on equity attributable to borrowing would exceed the costs of such leverage, the board of directors concluded that the benefits of increased leverage outweigh the risks, as noted in more detail below.

The following tables illustrate the effect of leverage on returns from an investment in the Company’s common stock, based on (1) the actual amount of borrowings incurred by the Company as of June 30, 2018, (2) the maximum amount of borrowings that could be incurred by the Company as of June 30, 2018 under the currently applicable 200% minimum asset coverage ratio (that is, a 1:1 debt-to-equity ratio), and (3) the maximum amount of borrowings that could be incurred by the Company as of June 30, 2018 if the proposed 150% minimum asset coverage ratio were applied (that is, a 2:1 debt-to-equity ratio), in each case assuming annual returns on the Company’s portfolio (net of expenses) of -10%, -5%, 0%, 5% and 10%. The calculations in the tables below are hypothetical, and actual returns may be higher or lower than those appearing in the tables below.

	Effects of Leverage Based on the Actual Amount of Borrowings Incurred by the Company as of June 30, 2018
Assumed annual returns on the Company’s portfolio (net of expenses)	(10)%	(5)%	0%	5%	10%
Corresponding return to common stockholder(1)	(22.9)%	(12.8)%	(2.7)%	7.4%	17.5%

(1)

As of June 30, 2018, the Company had (i) $545.7 million in total assets (ii) $185.9 million in outstanding indebtedness, (iii) $269.9 million in net assets and (iv) a weighted average interest rate, excluding fees (such as fees on undrawn amounts and amortization of financing costs), of 3.90%.

Based on outstanding indebtedness of $185.9 million as of June 30, 2018, and the weighted average effective annual interest rate, excluding fees (such as fees on undrawn amounts and amortization of financing costs), of 3.90% as of that date, the Company’s investment portfolio at fair value would have had to produce an annual return of approximately 1.3% to cover annual interest payments on the outstanding debt.

Effects of Leverage Based on the Pro
Forma Maximum Amount of Borrowings
That Could Be Incurred by the Company
Under the Currently Applicable 200%
Minimum Asset Coverage Ratio
	(i.e., A 1:1 Debt-to-Equity Ratio)
Assumed annual returns on the Company’s portfolio (net of expenses)	(10)%	(5)%	0%	5%	10%
Corresponding return to common stockholder(1)	(25.0)%	(14.5)%	(3.9)%	6.7%	17.2%

(1)

Assuming that (a) the Company had incurred the maximum amount of borrowings that could be incurred by the Company as of June 30, 2018 under a 200% minimum asset coverage ratio, and (b) the additional borrowings compared to the actual amount of borrowings incurred by the Company as of June 30, 2018, which were $84.0 million, are fully invested, the Company would have (i) $569.8 million in total assets, (ii) $269.9 million in outstanding indebtedness and (iii) $269.9 million in net assets. The weighted average interest rate, excluding fees (such as fees on undrawn amounts and amortization of financing costs), is assumed to be 3.90%, which is the Company’s weighted average interest rate as of June 30, 2018.

Based on the assumed outstanding indebtedness of $269.9 million as of June 30, 2018, and the assumed weighted average effective annual interest rate, excluding fees (such as fees on undrawn amounts and amortization of financing costs), of 3.90% as of that date, the Company’s investment portfolio at fair value would have had to produce an annual return of approximately 1.8% to cover annual interest payments on the outstanding debt.

	Effects of Leverage Based on the Pro Forma Maximum Amount of Borrowings That Could Be Incurred by the Company Under the Proposed 150% Minimum Asset Coverage Ratio (i.e., A 2:1 Debt-to-Equity Ratio)
Assumed annual returns on the Company’s portfolio (net of expenses)	(10)%	(5)%	0%	5%	10%
Corresponding return to common stockholder(1)	(38.9)%	(23.4)%	(7.8)%	7.8%	23.3%

(1)

Assuming that (a) the Company had incurred the maximum amount of borrowings that could be incurred by the Company as of June 30, 2018 if a 150% minimum asset coverage ratio were applied, and (b) the additional borrowings compared to the maximum amount of borrowings that could be incurred by the Company as of June 30, 2018 under a 200% minimum asset coverage ratio, which was $269.9 million, are fully invested, the Company would have (i) $839.7 million in total assets, (ii) $539.8 million in outstanding indebtedness and (iii) $269.9 million in net assets. The weighted average interest rate, excluding fees (such as fees on undrawn amounts and amortization of financing costs), is assumed to be 3.90%, which is the Company’s weighted average interest rate as of June 30, 2018.

Based on the assumed outstanding indebtedness of $539.8 million as of June 30, 2018, and the assumed weighted average effective annual interest rate, excluding fees (such as fees on undrawn amounts and amortization of financing costs), of 3.90% as of that date, the Company’s investment portfolio at fair value would have had to produce an annual return of approximately 2.5% to cover annual interest payments on the outstanding debt.

The Company’s Investment Strategy and Portfolio Construction

The board of directors considered the Company’s investment strategy and portfolio construction and, based on that review, believes that the Company would be well-positioned to prudently and effectively employ an increased level of leverage if it chose to do so. The board of directors noted that the Company has historically held a diversified portfolio of first lien, stretch-senior, unitranche and second lien debt investments. The board of directors also noted that the Company focuses on stable, healthy businesses with strong cash-flow generation. As of June 30, 2018, the Company had a portfolio of 49 portfolio companies directly and indirectly invested across senior secured loans. It further noted that, as of June 30, 2018, approximately 95.0% of the Company’s income producing investment portfolio bore interest at floating rates.

The Company believes that any use of increased leverage will generally depend on market conditions at the applicable time. Although the Company’s plan with respect to increased leverage has yet to be determined, the Company anticipates that any increase in leverage is likely to be in the form of indebtedness.

The Current Middle Market Direct Lending Landscape

The board of directors considered the middle market direct lending landscape in which the Company operates. The Company’s primary competitors in providing financing to middle market companies include public and private funds, other BDCs, commercial and investment banks, collateralized loan obligations, commercial finance companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of the Company’s potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than the Company. For example, some competitors may have a lower cost of funds and access to funding sources that will not be available to the Company. In addition, some competitors may have higher risk tolerances or different risk assessments than the Company, which could allow them to consider a wider variety of investments than the Company. Furthermore, many of the Company’s competitors are not subject to the regulatory restrictions to which the Company is subject under the 1940 Act. Enabling the Company to incur additional indebtedness is expected to increase the competitiveness of the Company. Moreover, if other BDCs take advantage of the ability to incur additional indebtedness and the Company does not have the flexibility to do so, its competitiveness relative to such BDCs may be reduced.

Risks Relative to Potential Benefits Associated With the Use of Increased Leverage

The board of directors considered how increased leverage could increase the risks associated with investing in the Company’s common stock. For example, if the value of the Company’s assets decreases, leverage will cause the Company’s net asset value to decline more sharply than it otherwise would have without leverage or with lower leverage. Similarly, any decrease in the Company’s revenue would cause its net income to decline more sharply than it would have if the Company had not borrowed or had borrowed less. However, since the Company already uses leverage in optimizing its investment portfolio, there are no material new risks associated with increased leverage. As a result, the board of directors concluded that the potential benefits of increased leverage outweigh these risks.

Impact on the Base Management and Incentive Fees

The board of directors considered the impact of the use of higher leverage on the Company’s base management fee and incentive fee payable to the Company’s investment adviser, noting that additional leverage would increase the base management fee and could increase the incentive fees. For example, base management fees are payable based on its gross assets, including assets acquired through the use of leverage, which may give the Company’s investment adviser an incentive to use a higher level of leverage to make additional investments. Similarly, the incentive fees payable by the Company to the Company’s investment adviser may create an incentive for the Company’s investment adviser to pursue investments that are riskier or more speculative than would be the case in the absence of such compensation arrangement. The incentive fees payable to the Company’s investment adviser are calculated based on a percentage of the Company’s return on invested capital. This may encourage the Company’s investment adviser to use leverage to increase the return on the Company’s investments. In particular, a portion of the incentive fees payable to the Company’s investment adviser is calculated based on the Company’s pre-incentive fee net investment income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter, subject to a “hurdle rate” of 1.75% per quarter (7% annualized) and a “catch-up rate” of 2.9167% per quarter (11.67% annualized). Accordingly, an increase in leverage may make it easier for the Company to meet or exceed the hurdle rate applicable to the income-based incentive fee and may result in an increase in the amount of income-based incentive fee payable to the Company’s investment adviser.

However, since the Company already uses leverage in optimizing its investment portfolio, there are no material new risks associated with increased leverage on the base management and incentive fees payable to the Company’s investment adviser or the Company’s investment adviser’s incentives. The Company’s investment adviser also informed the board of directors that it intends to manage the Company in the same disciplined manner as it has prior to the effectiveness of the lower minimum asset coverage ratio. As a result, the board of directors concluded that the potential benefits of increased leverage outweigh these risks.

Fees and Expenses Table

The following table illustrates the impact of leverage on the Company’s annual expenses, including base management and incentive fees payable to the Company’s investment adviser, using annualized financial data based on the actual and pro forma expenses incurred by the Company for the six months ended June 30, 2018. The following table is intended to assist you in understanding the costs and expenses that an investor in the Company’s common stock will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of the Company’s future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this Proxy Statement contains a reference to fees or expenses paid by “us,” the “Company” or says that “we” will pay fees or expenses, stockholders will indirectly bear these fees or expenses as our investors. The calculations of pro forma estimated annual expenses in the table below are hypothetical, and the base management and incentive fees payable to the Company’s investment adviser will be based on the Company’s actual performance and will not be paid unless the Company achieves certain goals.

Estimated Annual Expenses (As A Percentage of Net Assets Attributable to Common Stock):	Annualized Expenses Based on Actual Expenses for the Six Months Ended June 30, 2018(1)		Annualized Expenses Based on Pro Forma Expenses for the Six Months Ended June 30, 2018 Assuming That the Company Had Incurred the Maximum Amount of Borrowings That Could Be Incurred by the Company
			Under the Currently Applicable 200% Minimum Asset Coverage Ratio(2)		Under the Proposed 150% Minimum Asset Coverage Ratio(3)
Base management fee payable under the Investment Advisory Agreement(4)	1.62	%(5)	1.94	%(6)	2.94	%(7)
Incentive fee payable under the Investment Advisory Agreement (up to 20%)(8)	0.82	%(9)	1.18	%(10)	2.35	%(11)
Interest payments on borrowed funds(12)	2.35%		3.56%		7.46%
Other expenses(13)	1.32%		1.36%		1.48%
Acquired fund fees and expenses(14)	1.24%		1.24%		1.24%
Total annual expenses	7.35%		9.28%		15.47%

(1)

Calculated by dividing the actual expenses for the six months ended June 30, 2018 by the net assets attributable to common stock as of June 30, 2018, which were $269.9 million, and annualizing over two semi-annual periods.

(2)

Calculated by dividing the pro forma expenses for the six months ended June 30, 2018, assuming that the Company had $269.9 million in outstanding indebtedness, which is the maximum amount of borrowings that could be incurred by the Company under the currently applicable 200% minimum asset coverage ratio, by the net assets attributable to common stock as of June 30, 2018, which were $269.9 million, and annualizing over two semi-annual periods. The maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(3)

Calculated by dividing the pro forma expenses for the six months ended June 30, 2018, assuming that the Company had $539.8 million in outstanding indebtedness, which is the maximum amount of borrowings that could be incurred by the Company under the proposed 150% minimum asset coverage ratio, by the net assets attributable to common stock as of June 30, 2018, which were $269.9 million, and annualizing over two semi-annual periods. The maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(4)

Our 1% base management fee under the Advisory Agreement is based on our gross assets, which is defined as all the assets of the Company, excluding temporary assets, including those acquired using borrowings for investment purposes, and assumes the base management fee remains consistent with fees incurred during the six months ended June 30, 2018. The management fee expenses provided in the table above do not reflect our investment adviser’s waiver of fees during the six months ended June 30, 2018. Consequently, if the Company has borrowings outstanding, its base management fee as a percentage of net assets attributable to common stock would be higher than if the Company did not utilize leverage.

(5)

Calculated by dividing the Company’s actual base management fees for the six months ended June 30, 2018, which were $2.2 million, by the net assets attributable to common stock as of June 30, 2018, which were $269.9 million, and annualizing over two semi-annual periods.

(6)

Assuming outstanding indebtedness of $269.9 million as of June 30, 2018, calculated by dividing the Company’s pro forma base management fees for the six months ended June 30, 2018, which would be $2.6 million, by the net assets attributable to common stock as of June 30, 2018, which were $269.9 million, and annualizing over two semi-annual periods.

(7)

Assuming outstanding indebtedness of $539.8 million as of June 30, 2018, calculated by dividing the Company’s pro forma base management fees for the six months ended June 30, 2018, which would be $4.0 million, by the net assets attributable to common stock as of June 30, 2018, which were $269.9 million, and annualizing over two semi-annual periods.

(8)

Assumes that annual incentive fees earned by our investment adviser remain consistent with the incentive fees earned by it for the six months ended June 30, 2018. The incentive fee expenses provided in the table above do not reflect our investment adviser’s waiver of fees during the six months ended June 30, 2018. The incentive fee consists of two parts. The first part, which is payable quarterly in arrears, equals 20% of the excess, if any, of our “Pre-Incentive Fee Net Investment Income” that exceeds a 1.75% quarterly (7.00% annualized) hurdle rate, which we refer to as the Hurdle, subject to a “catch-up” provision measured at the end of each calendar quarter. The first part of the incentive fee is computed and paid on income that may include interest that is accrued but not yet received in cash. The operation of the first part of the incentive fee for each quarter is as follows:

•	no incentive fee is payable to our investment adviser in any calendar quarter in which our Pre-Incentive Fee Net Investment Income does not exceed the Hurdle of 1.75%;

•

50% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle but is less than 2.9167% in any calendar quarter (11.67% annualized) is payable to our investment adviser. We refer to this portion of our Pre-Incentive Fee Net Investment Income (which exceeds the Hurdle but is less than 2.9167%) as the “catch-up.” The “catch-up” is meant to provide our investment adviser with 20% of our Pre-Incentive Fee Net Investment Income, as if a Hurdle did not apply when our Pre-Incentive Fee Net Investment Income exceeds 2.9167% in any calendar quarter; and

•

20% of the amount of our Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.9167% in any calendar quarter (11.67% annualized) is payable to our investment adviser (once the Hurdle is reached and the catch-up is achieved, 20% of all Pre-Incentive Fee Investment Income thereafter is allocated to our investment adviser).

The second part of the incentive fee equals 20% of our “Incentive Fee Capital Gains,” if any, which equals our realized capital gains on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The second part of the incentive fee is payable, in arrears, at the end of each calendar year (or upon termination of the Advisory Agreement, as of the termination date).

The annual incentive fees as a percentage of net assets attributable to common stock is calculated by dividing the actual or pro forma incentive fees for the six months ended June 30, 2018, as applicable, by the net assets attributable to common stock as of June 30, 2018 and annualizing over two semi-annual periods.

In calculating the pro forma incentive fees for the six months ended June 30, 2018 as a result of the Company’s incurring additional borrowings, the Company has assumed that the same weighted-average yield that was earned on the investments made during the six months ended June 30, 2018 is generated on incremental investments made using proceeds from such additional borrowings. For example, the pro forma total investment income for the six months ended June 30, 2018 is calculated by applying the ratio of “total investment income” for the six months ended June 30, 2018 to “total investments, at fair value” as of June 30, 2018 to the pro forma assets as of June 30, 2018. This same ratio is used to calculate other pro forma expenses for the six months ended June 30, 2018, such as professional fees, administrative service fees, directors’ fees and other general and administrative expenses. To calculate the pro forma interest expenses and credit facility fees for the six months ended June 30, 2018, the ratios of interest expense and credit facility fees for the six months ended June 30, 2018 to the total debt outstanding as of June 30, 2018, respectively, are applied to the pro forma total debt outstanding as of June 30, 2018.

(9)

Calculated by dividing the Company’s actual incentive fees for the six months ended June 30, 2018, which were $1.1 million, by the net assets attributable to common stock as of June 30, 2018, which were $269.9 million, and annualizing over two semi-annual periods.

(10)

Assuming outstanding indebtedness of $269.9 million as of June 30, 2018, calculated by dividing the Company’s pro forma incentive fees for the six months ended June 30, 2018, which would be $1.6 million, by the net assets attributable to common stock as of June 30, 2018, which were $269.9 million, and annualizing over two semi-annual periods.

(11)

Assuming outstanding indebtedness of $539.8 million as of June 30, 2018, calculated by dividing the Company’s pro forma incentive fees for the six months ended June 30, 2018, which would be $3.2 million, by the net assets attributable to common stock as of June 30, 2018, which were $269.9 million, and annualizing over two semi-annual periods.

(12)

We have historically and will in the future borrow funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. The costs associated with our outstanding borrowings are indirectly born by our investors. For purposes of this section, we have computed interest expense using the average balance outstanding for all borrowings during the six months ended June 30, 2018. We used the London Interbank Offered Rate on June 30, 2018 and the interest rate on the Facility on June 30, 2018. We have also included the estimated amortization of fees incurred in establishing the Facility as of June 30, 2018. Additionally, we included the estimated cost of commitment fees for unused balances on the Facility. As of June 30, 2018, we had $185.9 million outstanding and $14.1 million remaining available to us under the Facility. The annual interest payments on borrowed funds as a percentage of net assets attributable to common stock is calculated by dividing the actual or pro forma interest payments on borrowed funds for the six months ended June 30, 2018, as applicable, by the net assets attributable to common stock as of June 30, 2018 and annualizing over two semi-annual periods. Interest payments on borrowed funds for the six months ended June 30, 2018 represented the Company’s interest expenses for the six months ended June 30, 2018 under the Facility. To calculate the pro forma interest payments on borrowed funds for the six months ended June 30, 2018, the ratio of interest payments on borrowed funds for the six months ended June 30, 2018 to the total debt outstanding as of June 30, 2018 is applied to the pro forma total debt outstanding as of June 30, 2018.

(13)

“Other expenses” are based on estimated amounts for the current fiscal year, which considers the amounts incurred for the six months ended June 30, 2018 and include our overhead expenses, including payments under our Administration Agreement based on our allocable portion of overhead and other expenses incurred by Solar Capital Management in performing its obligations under the Administration Agreement. Refer to note (8) above for the calculation of pro forma expenses for the six months ended June 30, 2018.

(14)

The holders of shares of common stock indirectly bear the expenses of our investment in First Lien Loan Program (“FLLP”). No management fee is charged on our investment in FLLP in connection with the administrative services provided to FLLP. Future expenses for FLLP may be substantially higher or lower because certain expenses may fluctuate over time.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in the Company’s common stock, assuming (1) a 245.2% asset coverage ratio, which is the Company’s actual asset coverage ratio as of June 30, 2018, and total annual expenses of 7.35% of net assets attributable to common stock as set forth in the fees and expenses table above, (2) the currently applicable 200% minimum asset coverage ratio and total annual expenses of 9.28% of net assets attributable to common stock as set forth in the fees and expenses table above, and (3) the proposed 150% minimum asset coverage ratio and total annual expenses of 15.47% of net assets attributable to common stock as set forth in the fees and expenses table above, and, in each case of (1), (2) and (3), (x) a 5% annual return resulting entirely from net realized capital gains (none of which is subject to the incentive fee) and (y) a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains). Transaction expenses are included in the following example.

You would pay the following expenses on a $1,000 common stock investment:	1 year	3 years	5 years	10 years
Under the Company’s Actual Asset Coverage Ratio of 245.2% as of June 30, 2018:
assuming a 5% annual return resulting entirely from net realized capital gains (none of which is subject to the incentive fee)(1)	$65	$193	$317	$610
assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$75	$220	$358	$673
Under the Currently Applicable 200% Minimum Asset Coverage Ratio:
assuming a 5% annual return resulting entirely from net realized capital gains (none of which is subject to the incentive fee)(1)	$81	$235	$381	$706
assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$91	$262	$419	$759
Under the Proposed 150% Minimum Asset Coverage Ratio:
assuming a 5% annual return resulting entirely from net realized capital gains (none of which is subject to the incentive fee)(1)	$131	$363	$558	$923
assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$141	$386	$588	$953

(1)	Assumes that the Company will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)

Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and therefore subject to the incentive fee based on capital gains. Because the Company’s investment strategy involves investments that generate primarily current income, the Company believes that a 5% annual return resulting entirely from net realized capital gains is unlikely.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in the Company’s common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, the Company’s performance will vary and may result in a return greater or less than 5%. Because the income portion of the incentive fee under the Advisory Agreement is unlikely to be significant assuming a 5% annual return, the second example assumes that the 5% annual return will be generated entirely through net realized capital gains and, as a result, will trigger the payment of the capital gains portion of the incentive fee under the Advisory Agreement. The income portion of the incentive fee under the Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. If the Company achieves sufficient returns on its investments, including through net realized capital gains, to trigger an incentive fee of a material amount, the Company’s expenses, and returns to its investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at NAV, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from NAV.

This example above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

Limitations of Current Credit Facility

The Company, through its wholly-owned subsidiary, SUNS SPV LLC, has established a senior secured revolving credit facility with Citigroup Global Markets Inc. (the “Facility”). The Facility includes financial covenants that require the Company to maintain a 200% minimum asset coverage ratio. The Company plans to seek amendments to the Facility to lower the minimum asset coverage ratio to 150%. The Company cannot assure you that it will be able to negotiate a change to the Facility to allow it to incur additional leverage or that any such amendment will be available to it on favorable terms. An inability on the part of the Company to amend the contractual asset coverage limitation and access additional leverage could limit the Company’s ability to take advantage of the benefits described above related to its ability to incur additional leverage. Amendments to the Facility to reduce the asset coverage limitation in the Facility may result in the lenders demanding higher interest rates being applied to the borrowings under the Facility, which, in turn, would increase the Company’s borrowing costs and limit the benefits of increased leverage.

The Company’s Additional Disclosure Obligations

The Company must comply with the following additional disclosure requirements upon approval of the application of the 150% minimum asset coverage ratio to the Company by either a majority of the Company’s independent directors or the Company’s stockholders:

•

not later than 5 business days after the date on which the 150% minimum asset coverage ratio is approved, the Company is required to disclose such approval, and the effective date of such approval, in (1) any filing submitted to the SEC under Section 13(a) or 15(d) of the Exchange Act (such as the Company’s Form 8-K, Form 10-Q or Form 10-K); and (2) a notice on the Company’s website (http://solarseniorcap.com/);

•

the Company is required to disclose, in each periodic filing required under Section 13(a) of the Exchange Act (i.e., the Company’s Form 10-Q or Form 10-K): (1) the aggregate principal amount or liquidation preference, as applicable, of the senior securities issued by the Company and the asset coverage ratio as of the date of the Company’s most recent financial statements included in that filing; (2) that the 150% minimum asset coverage ratio was approved; and (3) the effective date of such approval; and

•

as an issuer of common stock, the Company is also required to include in each periodic filing required under Section 13(a) of the Exchange Act (i.e., the Company’s Form 10-Q or Form 10-K) disclosures that are reasonably designed to ensure that the Company’s stockholders are informed of: (1) the amount of senior securities (and the associated asset coverage ratios) of the Company, determined as of the date of the most recent financial statements of the Company included in the filing; and (2) the principal risk factors associated with the senior securities described in the preceding clause, to the extent that risk is incurred by the Company.

The board of directors noted that, based on discussions with the Company’s investment adviser, none of these requirements are burdensome and the additional disclosure is appropriate.

Conclusion

Following consideration of the foregoing benefits and risks, the board of directors, including all independent directors, believes that permitting the Company to apply a minimum asset coverage ratio of 150% as of the earliest possible date is in the best interests of the Company and its stockholders. No single factor was determinative of the board of directors’ decision, but rather, the board of directors based their determination on the total mix of information available to them.

Required Vote

Approval requires the receipt of “FOR” votes constituting a majority of the votes cast on the proposal at the Meeting, in person or by proxy, provided a quorum is present. Abstentions will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal. Shares represented by broker non-votes also are not considered votes cast and thus have no effect on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE COMPANY IMMEDIATELY BECOMING SUBJECT TO AN ASSET COVERAGE RATIO OF AT LEAST 150%, PERMITTING THE COMPANY TO DOUBLE ITS AMOUNT OF DEBT INCURRENCE EARLIER THAN THE CURRENT EFFECTIVE DATE OF AUGUST 2, 2019, PURSUANT TO THE SMALL BUSINESS CREDIT AVAILABILITY ACT.

OTHER BUSINESS

The board of directors knows of no other business to be presented for action at the Meeting. If any matters do come before the Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the Meeting unless certain securities law requirements are met.

AVAILABLE INFORMATION

We are required to file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Section, Washington, D.C. 20549. This information will also be available free of charge by contacting us at Solar Senior Capital Ltd., 500 Park Avenue, New York, NY 10022, by telephone at (212) 993-1670, or on our website at http://www.solarseniorcap.com.

DELIVERY OF PROXY MATERIALS

Please note that only one copy of the 2018 Proxy Statement, the 2017 Annual Report or Notice of Annual Meeting may be delivered to two or more stockholders of record of the Company who share an address unless we have received contrary instructions from one or more of such stockholders. We will deliver promptly, upon request, a separate copy of any of these documents to stockholders of record of the Company at a shared address to which a single copy of such documents was delivered. Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by calling us at (212) 993-1670 or by writing to Richard L. Peteka, Corporate Secretary, Solar Senior Capital Ltd., 500 Park Avenue, New York, New York 10022.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Company currently expects that the 2019 Meeting of Stockholders will be held in May 2019, but the exact date, time, and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at that annual meeting pursuant to the SEC’s Rule 14a-8 must submit the proposal in writing to the Company at its principal address of 500 Park Avenue, New York, New York 10022, and the Company must receive the proposal no later than [            ], 2018 in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting.

Stockholder proposals or director nominations to be presented at the 2019 Annual Meeting of Stockholders, other than stockholder proposals submitted pursuant to the SEC’s Rule 14a-8, must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 120 days or more than 150 days in advance of the one year anniversary of the date of the Company’s proxy statement for the 2018 Annual Meeting of Stockholders. For the 2019 Annual Meeting of Stockholders, the Company must receive such proposals and nominations between [            ], 2018 and [            ], 2018. If the date of the 2019 Annual Meeting of Stockholders is advanced or delayed by more than thirty (30) calendar days from the first anniversary of the date of the 2018 Annual Meeting of Stockholders, stockholder proposals or director nominations to be timely, must be so received not less than 120 days or more than 150 days prior to the date of the 2019 Annual Meeting of Stockholders or not later than the tenth day following the day on which public announcement of the date of the 2019 Annual Meeting of Stockholders is first made. Proposals must also comply with the other requirements contained in the Company’s Bylaws, including supporting documentation and other information. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Notices of intention to present proposals at the 2019 Annual Meeting of Stockholders should be addressed to Richard L. Peteka, Corporate Secretary, Solar Senior Capital Ltd., 500 Park Avenue, New York, New York 10022. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SUBMISSION OF COMPLAINTS

The Company’s Audit Committee has established guidelines and procedures regarding the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (collectively, “Accounting Matters”). Persons with complaints or concerns regarding Accounting Matters may submit their complaints to the Company’s Chief Compliance Officer. Persons who are uncomfortable submitting complaints to the Chief Compliance Officer, including complaints involving the Chief Compliance Officer, may submit complaints directly to the Company’s Audit Committee Chairman. Complaints may be submitted on an anonymous basis.

The Chief Compliance Officer may be contacted at:

Chief Compliance Officer

Solar Senior Capital Ltd.

500 Park Avenue

New York, New York 10022

The Audit Committee Chair may be contacted at:

Steven Hochberg

Audit Committee Chair

Solar Senior Capital Ltd.

500 Park Avenue

New York, New York 10022

You are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid, self-addressed envelope, or to vote by telephone or through the Internet.

By Order of the Board of Directors

Richard L. Peteka

Corporate Secretary

New York, New York

[            ], 2018

PRIVACY NOTICE

We are committed to maintaining the privacy of our stockholders and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

Generally, we do not receive any non-public personal information relating to our stockholders, although certain non-public personal information of our stockholders may become available to us. We do not disclose any non-public personal information about our stockholders or former stockholders to anyone, except as permitted by law or as is necessary in order to service stockholder accounts (for example, to a transfer agent or third party administrator).

We restrict access to non-public personal information about our stockholders to employees of our investment adviser and its affiliates with a legitimate business need for the information. We will maintain physical, electronic and procedural safeguards designed to protect the non-public personal information of our stockholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SOLAR SENIOR CAPITAL LTD.

FOR THE ANNUAL MEETING OF STOCKHOLDERS

[                    ], 2018

The undersigned stockholder of Solar Senior Capital Ltd. (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and hereby appoints Michael S. Gross and Bruce Spohler, and each of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of Eversheds Sutherland (US) LLP located at 1114 Avenue of the Americas, 40th Floor, New York, New York 10036 on [                    ], 2018, at 10:15 a.m., Eastern Time, and at all postponements or adjournments thereof, as indicated on this proxy.

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED BELOW; where no choice is specified, it will be voted FOR Proposals 1, 2, and 3, and in the discretion of the proxies with respect any other matters that may properly come before the meeting.

Please vote, sign and date this proxy on the reverse side and return it promptly in the enclosed envelope.

(CONTINUED ON REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS

SOLAR SENIOR CAPITAL LTD.

[                    ], 2018

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Solar Senior Capital Ltd. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD

IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE

Please Detach and Mail in the Envelope Provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.

1. The election of the following person (except as marked to the contrary) as a director, who will serve as a director of Solar Senior Capital Ltd. until 2021, or until his successor is duly elected and qualified.	FOR ☐	WITHHOLD AUTHORITY ☐	NOMINEE David S. Wachter

2. To approve a proposal to authorize Solar Senior Capital Ltd. to sell shares of its common stock at a price or prices below Solar Senior Capital Ltd.’s then current net asset value per share in one or more offerings, in each case subject to the approval of its board of directors and compliance with the conditions set forth in the proxy statement pertaining thereto (including, without limitation, that the number of shares issued does not exceed 25% of Solar Senior Capital Ltd.’s then outstanding common stock immediately prior to each such offering).	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To approve of Solar Senior Capital Ltd. immediately becoming subject to a minimum asset coverage ratio of at least 150%, permitting the Company to double its amount of debt incurrence earlier than the current effective date of August 2, 2019, pursuant to the Small Business Credit Availability Act.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. To vote upon such other business as may properly come before the Meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

SIGNATURE	DATE	SIGNATURE	DATE

IF HELD JOINTLY